                                                                     Exhibit 2.4







                        SALE AND CONTRIBUTION AGREEMENT

                                    BETWEEN

                        SOUTHWEST PROPERTIES VENTURE,
                           a Colorado joint venture


                                      and

                            GGP LIMITED PARTNERSHIP
                        a Delaware limited partnership







April 2, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----
ARTICLE I    Definitions
     1.1     Definitions.....................................................  1
     1.2     References...................................................... 13

ARTICLE II   Contribution and Sale; Consideration
     2.1     Contribution.................................................... 14
     2.2     Consideration................................................... 14
     2.3     Assumption of Liabilities....................................... 15
     2.4     Matters Relating to Existing Indebtedness....................... 17
     2.5     Termination of Existing Management Agreements and
             Release of Property Management Liens............................ 18
     2.6     Admission to Partnership; Redemption Rights; Etc................ 18
     2.7     Guaranty Agreement.............................................. 19
     2.8     Matters Relating to Gart Sports................................. 19
     2.9     Other Leasing Matters........................................... 20
     2.10    Matters Relating to Ground Lease................................ 22
     2.11    Matters Relating to District.................................... 22
     2.12    Matters Relating to Right of First Refusal...................... 22
     2.13    Matters Relating to Tank........................................ 23
     2.14    Matters Relating to Gift Certificates........................... 23

ARTICLE III  Closing
     3.1     Closing......................................................... 25
     3.2     Contributor Closing Documents................................... 25
     3.3     Partnership Closing Documents................................... 28

ARTICLE IV   Prorations and Adjustments
     4.1     Items to Be Prorated............................................ 30
     4.2     Installment Payment of Assessments.............................. 31
     4.3     Adjustable Tenant Charges....................................... 31
     4.4     Advertising and Promotional Contributions....................... 32
     4.5     Fixed and Other Tenant Charge Arrearage......................... 33
     4.6     Sales Based Tenant Charges...................................... 34
     4.7     Application of Rent Receipts.................................... 34
     4.8     Security and Utility Deposits................................... 34
     4.9     Collection of Rents............................................. 35
     4.10    Settlement of Adjustments....................................... 37

ARTICLE V    Title Insurance and Survey
     5.1     Title Commitment................................................ 38
     5.2     Survey.......................................................... 39
     5.3     Title and Survey Defects........................................ 39
     5.4     Title Insurance Premiums and Survey Costs....................... 40

ARTICLE VI   Representations and Warranties
     6.1     Partnership Representations and Warranties...................... 41
     6.2     Contributor's Representations and Warranties.................... 42

ARTICLE VII Access and Certain Rights of Early Termination
     7.1     Due Diligence and Access......................................   54
     7.2     [Intentionally Deleted].......................................   55

ARTICLE VIII Conditions to Closing
     8.1     Conditions to Contributor's Obligations.......................   55
     8.2     Conditions to Partnership's Obligations.......................   56

ARTICLE IX Condemnation and Destruction
     9.1     Casualty or Condemnation in General...........................   57
     9.2     Adjustment of Claims and Condemnation Proceedings.............   58

ARTICLE X Additional Covenants
     10.1    Indemnification...............................................   59
     10.2    Conduct of Business Pending Closing...........................   60
     10.3    Supplemental Disclosure.......................................   62
     10.4    [Intentionally Deleted].......................................   62
     10.5    Cooperation...................................................   62
     10.6    Transfer and Other Taxes; Etc.................................   62
     10.7    Estoppel Certificates.........................................   63
     10.8    Record Retention..............................................   63
     10.9    Publicity.....................................................   63
     10.10   Assistance Following Closing..................................   64
     10.11   Further Assurances............................................   65
     10.12   Restrictions on Certain Dispositions of Real Property.........   65
     10.13   Debt Allocation; Etc..........................................   66
     10.14   Delivery of Certain Information...............................   68
     10.15   Transfer of Units; Etc........................................   68
     10.16   Employees.....................................................   68

ARTICLE XI Miscellaneous
     11.1    Survival......................................................   69
     11.2    Notices.......................................................   69
     11.3    Counterparts..................................................   70
     11.4    Amendments....................................................   70
     11.5    Waiver........................................................   70
     11.6    Successors and Assigns........................................   70
     11.7    Third Party Beneficiaries.....................................   71
     11.8    Partial Invalidity............................................   71
     11.9    Governing Law.................................................   71
     11.10   Assignment....................................................   71
     11.11   Headings; Exhibits............................................   71
     11.12   Gender and Number.............................................   71
     11.13   Entire Agreement; Construction................................   71
     11.14   Costs of Enforcement..........................................   72

Exhibits/Schedule   Description
-----------------   -----------

Exhibit A           Legal Description of Excluded Parcels
Exhibit B           Legal Description of Land
Exhibit C           Permitted Exceptions
Exhibit D           [Intentionally Omitted]
Exhibit E           Amendment to Partnership Agreement
Exhibit F           Redemption Rights Agreement
Exhibit G           Guaranty Agreement
Exhibit H           Opinion or Opinions of Counsel for Contributor
Exhibit I           Opinion of Counsel for the Partnership


Schedule 1.1(a)     Anchors
Schedule 1.1(b)     Personalty
Schedule 2.2(a)     Allocation of Gross Asset Value
Schedule 2.9(a)     Certain Leasing Matters (Contributor Responsibility)
Schedule 2.9(c)     Certain Leasing Matters (Partnership Responsibility)
Schedule 2.13       Replacement Tank Specifications
Schedule 6.2(d)     Permits and Licenses
Schedule 6.2(f)     Rent Roll
Schedule 6.2(g-1)   Leases
Schedule 6.2(g-2)   Reciprocal Easement Agreements
Schedule 6.2(i)     Lease Defaults
Schedule 6.2(k)     Intellectual Property
Schedule 6.2(m)     Contracts
Schedule 6.2(r)     Legal Compliance
Schedule 6.2(s)     Litigation
Schedule 6.2(t)     Insurance Coverage
Schedule 6.2(w)     Existing Indebtedness Documents
Schedule 6.2(x)     Matters Relating to Promotional Association
Schedule 6.2(ai)    District Documents
Schedule 6.2(z)     Ownership or Lease of Land within One-Mile Radius

                        SALE AND CONTRIBUTION AGREEMENT
                        -------------------------------

     Sale and Contribution Agreement, dated April 2, 1998, between Southwest Properties Venture, a Colorado joint venture ("Contributor"), and GGP Limited Partnership, a Delaware limited partnership (the "Partnership").


                                R E C I T A L S
                                ---------------

        WHEREAS, Contributor is the owner of a regional shopping center located in Jefferson County, Colorado and commonly known as Southwest Plaza (the "Mall"); and

        WHEREAS, Contributor desires to sell to, and/or contribute to the capital of, the Partnership all of the Property (as defined herein) and the Partnership desires to acquire the Property.

        NOW, THEREFORE, the parties hereby agree as follows:


                                   ARTICLE I
                                  Definitions
                                  -----------

     1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

     "ADA" shall mean the Americans With Disabilities Act, as amended.

     "Adjustable Tenant Charges" shall mean common or mall area maintenance (exterior and interior) charges, real estate taxes and assessments, property insurance charges to the extent denominated or treated as such in the Leases and the Reciprocal Easement Agreement.

     "Advertising and Promotional Contributions" shall mean contributions by Tenants, Anchors and the landlord to the Advertising and Promotional Fund.

     "Affiliates" shall mean, with respect to the Partnership, any Person controlling, controlled by or under common control with the General Partner or the Partnership and, with respect to Contributor, the venturers of Contributor, the partners of such venturers, the members of the families of such Persons, trusts for the benefit of any of such Persons and any Person controlling, controlled by or under common control with any of such Persons.

     "Agreement" shall mean this Sale and Contribution Agreement, as amended or modified from time to time hereafter in accordance with the terms hereof.

     "Anchor" shall mean each Person identified in Schedule 1.1(a).

     "Annual Financial Statements" shall have the meaning set forth in Section 6.2(j).

     "Applicable Closing Fiscal Period" shall mean, with respect to any item which is prorated under Article IV, the calendar year (or other fiscal period for which such item is determined or assessed) during which the Closing Date occurs.

     "Assumed Liabilities" shall have the meaning set forth in Section 2.3.

     "Basic Information" shall have the meaning set forth in Section 6.2(f).

     "Books and Records" shall mean all records, books of account and papers of Contributor relating to the construction, ownership and operation of the Property, whether on paper or electronic media, including without limitation architect's drawings, blue prints and as-built plans, maintenance logs, instruction books, licenses and permits, employee manuals, records and correspondence relating to insurance claims, copies of guaranties and warranties, financial statements, operating budgets, structural, mechanical, geotechnical and other engineering studies, soil test reports, environmental (including without limitation underground storage tank) reports, feasibility studies, appraisals, ADA surveys or reports, marketing studies, lease summaries and originals and/or copies of the Leases, the Reciprocal Easement Agreement and the Contracts and correspondence related thereto.

     "Cash Amount" shall mean $38,730,780.00. Contributor shall elect to receive cash in respect of the portion of the Net Asset Value which is allocable to any partner of the venturers of Contributor if such partner is not a Qualified Investor and so that the number of Qualified Investors to whom Units are indirectly issued pursuant hereto and who are not accredited investors (as defined in Regulation D under the Securities Act) does not exceed 35.

     " Casualty" shall mean any damage to or destruction of the Property or any portion thereof caused by fire or other casualty, whether or not insured.

     "Closing" shall have the meaning set forth in Section 3.1.

     "Closing Date" shall have the meaning set forth in Section 3.1.

     "Closing Documents" shall mean the Contributor Closing Documents and Partnership Closing Documents, collectively.

     "Closing Price" shall have the meaning set forth in the Partnership Agreement.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Common Stock" shall mean the common stock, $.10 par value per share, of the General Partner.

     "Contract Party Consents" shall have the meaning set forth in Section 10.5.

     "Contracts" shall mean the service, maintenance and other contracts and concessions that are currently in effect with respect to the Mall respecting the use, maintenance, development, sale or operation thereof or any portion thereof (but excluding this Agreement, the Ground Lease, the Leases, the Permitted Exceptions and the Reciprocal Easement Agreement) which are listed on Schedule 6.2(m), together with any additions thereto, modifications thereof or substitutions therefor hereafter entered into in accordance with the provisions of this Agreement.

     "Contributor Information" shall have the meaning set forth in Section 6.2(ag).

     "Contributor's Liabilities" shall have the meaning set forth in Section
2.3.

     "District" shall mean the Southwest Plaza Metropolitan District, a governmental subdivision of the State of Colorado.

     "District Documents" shall have the meaning set forth in Section 6.2(ai).

     "District Financial Statements" shall have the meaning set forth in Section 6.2(j).

     "Earnest Money" shall have the meaning set forth in Section 2.2(d).

     "Earnest Money Escrow" shall have the meaning set forth in Section 2.2(d).

     "Environmental Laws" shall mean all federal, state and local statutes, ordinances, codes, rules, regulations, guidelines, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Materials, underground or above-ground storage tanks or the protection of human health or the environment, as any of the same may be amended from time to time, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
(S) 9601 et. seq., as amended by the Superfund Amendments and Reauthorization Act or any equivalent state or local laws or ordinances; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. (S) 6901 et seq., as amended by the Hazardous and Solid Waste

Amendments of 1984, or any equivalent state or local laws or ordinances; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C. (S) 136 et. seq. or any equivalent state or local laws or ordinances; the Hazardous Materials Transportation Act (49 U.S.C. (S) 1801 et seq.); the Emergency Planning and Community Right-to-Know Act ("EPCRA"), 42 U.S.C. (S) 11001 et. seq. or any equivalent state or local laws or ordinances; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. (S) 2601 et. seq. or any equivalent state or local laws or ordinances; the Atomic Energy Act, 42 U.S.C. (S) 2011 et. seq., or any equivalent state or local laws or ordinances; the Clean Water Act (the "Clean Water Act"), 33 U.S.C. (S) 1251 et. seq. or any equivalent state or local laws or ordinances; the Clean Air Act (the "Clean Air Act"), 42 U.S.C. (S) 7401 et seq. or any equivalent state or local laws or ordinances; the Occupational Safety and Health Act, 29 U.S.C. (S) 651 et seq. or any equivalent state or local laws or ordinances.

     "Escrow Agent" shall have the meaning set forth in Section 2.2(d).

     "Estoppels" shall mean the estoppel certificates to be obtained pursuant to
Section 10.7.

     "Excluded Parcels" shall mean those certain parcels of land legally described in Exhibit A and the improvements thereon owned by certain of the Anchors or other Persons other than Contributor.

     "Excluded Personalty" shall mean the personal items belonging to employees of Existing Manager and, except as otherwise provided herein (including without limitation Section 9.1(b) and Article IV), the cash, cash accounts and receivables of Contributor.

     "Existing Indebtedness" shall mean the loans listed on Schedule 6.2(w).

     "Existing Indebtedness Documents" shall have the meaning set forth in
Schedule 6.2(w).

     "Existing Indebtedness Consent Documents" shall have the meaning set forth in Section 2.4.

     "Existing Lender" shall mean Teacher Retirement System of Texas.

     "Existing Management Agreements" shall mean that certain Management Agreement dated July 20, 1983, between Contributor and the Existing Manager, as amended by that certain Extension and Modification of Management Agreement dated as of July 20, 1995, between Contributor and Existing Manager, and that certain Agreement For Administrative and Operations Services dated May 3, 1982, between the District and a predecessor in interest of Existing Manager.

     "Existing Manager" shall mean Jordon Perlmutter & Co.

     "Fifth Anniversary Date" shall have the meaning set forth in Section 10.12.

     "Financial Statements" shall have the meaning set forth in Section 6.2(j).

     "Fixed and Other Tenant Charges" shall mean Rent other than Adjustable Tenant Charges, Sales Based Tenant Charges and Advertising and Promotional Contributions, including without limitation "environmental charges" as that term is defined in the Leases.

     "Fixed and Other Tenant Charge Arrearage" shall mean Fixed and Other Tenant Charges due and payable prior to but unpaid as of the Closing Date.

     "GAAS" shall mean Generally Accepted Auditing Standards as promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants from time to time.

     "Gart Amendment" shall mean that certain Amendment to Lease dated January 1998, between Gart Bros. Sporting Goods Company and Contributor.

     "Gart Work" shall have the meaning set forth in Section 2.8(b).

     "Gart Work Contract" shall have the meaning set forth in Section 2.8(b).

     "General Partner" shall mean General Growth Properties, Inc., a Delaware corporation and the general partner of the Partnership.

     "GGMI" shall mean General Growth Management, Inc., a Delaware corporation.

     "Gift Certificate Accounts" shall have the meaning set forth in Section
2.14.

     "Gift Certificate Bank" shall have the meaning set forth in Section 2.14.

     "Gross Asset Value" shall mean $113,000,000.00.

     "Ground Lease" shall mean that certain Lease dated August 10, 1978, between Grant Properties I, Ltd. and Contributor, as amended by that certain First Amendment of Lease dated July 14, 1980, that certain Second Amendment of Lease dated February 16, 1981, that certain Third Amendment to Lease dated November 30, 1981, that certain Fourth Amendment of Lease dated December 7, 1986, that certain Fifth Amendment to Lease dated July 1, 1996 and that certain Memorandum of Understanding dated June 14, 1986. Grant Properties I, Ltd. has assigned all of its right, title and interest in and to the Ground Lease to Chanson LLC and Chanson LLC has assigned all of its right, title and interest in and to the Ground Lease to Ground Lessor.

     "Ground Lessor" shall mean C-1 Partnership, a Colorado general partnership.

     "Guarantors" shall have the meaning set forth in Section 2.7.

     "Guaranty Agreement" shall have the meaning set forth in Section 2.7.

     "Hazardous Materials" shall mean any substance, material, waste, gas or particulate matter which (a) is regulated by the United States Government, the State of Colorado, any other state with jurisdiction, or any local governmental authority, (b) the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of is prohibited, controlled or regulated by any Environmental Law, or (c) requires investigation or remediation under any Environmental Law or common law, or (d) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, or (e) causes or threatens to cause a nuisance upon the Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Property. Such term includes, without limitation, any material or substance which is (1) defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste" or any like or similar term under any applicable Environmental Law; (2) oil and petroleum products; (3) asbestos or asbestos-containing material as defined in the regulations of the Occupational Safety and Health Administration at 29 C.F.R. (S) 1910.1001; (4) polychlorinated biphenyls; (5) radioactive material; (6) designated as a "toxic pollutant" or a "hazardous substance" pursuant to Sections 307 or 311 of the Clean Water Act; (7) defined as a "hazardous waste" pursuant to Section 1004 of RCRA; (8) defined as a "hazardous substance" pursuant to Section 101 of CERCLA;
(9) now designated as a "hazardous chemical" substance or mixture pursuant to TSCA; (10) designated as an "extremely hazardous" substance under Section 302 of EPCRA; (11) designated as a "priority pollutant" or "hazardous air pollutant" pursuant to the Clean Air Act; (12) designated as a hazardous chemical under the Occupational Safety and Health Act; (13) radon gas or other radioactive source material, including special nuclear material, and byproduct materials regulated under the Atomic Energy Act, 42 U.S.C. (S) 2011 et. seq.; (14) subject to regulation under FIFRA; (15) natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; or (16) infectious wastes or materials and pathogenic bacteria or other pathogenic microbial agents.

     "Improvements" shall mean all buildings, structures (surface and subsurface), and other improvements located on the Land, including any fixtures as shall constitute real property under applicable provisions of law. "Improvements" shall not include any Tenant improvements which will not be a part of the landlord's reversion upon expiration or termination of the Leases.

     "Indemnified Partnership Persons" shall have the meaning set forth in
Section 10.1(a).

     "Initial Earnest Money" shall have the meaning set forth in Section 2.2(d).

     "Inspection Period Expiration Date" shall have the meaning set forth in
Section 7.2.

     "Insurance Policy" shall have the meaning set forth in Section 3.2(d).

     "Intellectual Property" shall have the meaning set forth in Section 6.2(k).

     "IRS" shall have the meaning set forth in Section 10.13.

     "Key Bank" shall mean Key Bank of Colorado.

     "Key Bank Indebtedness" shall mean the unsecured indebtedness of Contributor to Key Bank in the original principal amount of $3,150,000.

     "Land" shall mean those certain parcels of real estate described on Exhibit B, including without limitation Parcel B.

     "Leases" shall mean those leases, tenancies, concessions, licenses and occupancy agreements currently in effect affecting or relating to the Mall which are listed on Schedule 6.2(g-1), together with any additions thereto, modifications thereof or substitutions therefor hereafter entered into in accordance with the provisions of this Agreement. Leases shall not include the Ground Lease.

     "Liens" shall mean mortgages, deeds of trust, liens, pledges, security interests, options, rights of first refusal, charges, claims, restrictions and other encumbrances of any nature whatsoever.

     "Loss" shall have the meaning set forth in Section 10.1(a).

     "Mall" shall have the meaning set forth in the recitals.

     "Memorandum" shall mean that certain Private Placement Memorandum dated February 27, 1998 relating to the issuance of Units pursuant hereto, among other things.

     "Missing Parties" shall have the meaning set forth in Section 8.2(c).

     "Net Asset Value" shall mean the excess of (a) the Gross Asset Value over
(b) the outstanding principal amount of the Existing Indebtedness and the Key Bank Indebtedness on the Closing Date, as the same may be further adjusted in accordance with the terms hereof.

     "Net Operating Cash Flow" shall have the meaning set forth in the Partnership Agreement.

     "Other Deposits" shall have the meaning set forth in Section 4.8.

     "P&P" shall mean P&P Southwest Partnership, a Colorado general partnership.

     "Parcel B" shall mean that portion of the Land designated on Exhibit B as "Parcel B".

     "Parcel B Owners" shall mean Jordon Perlmutter, Samuel Primack, Michael Cooper, Irving Hook and Sheldon Silverman.

     "Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 27, 1993, as amended by that certain First Amendment thereto dated May 23, 1995, that certain Second Amendment thereto dated June 13, 1995, that certain Third Amendment thereto dated as of May 21, 1996, that certain Fourth Amendment thereto dated as of August 30, 1996, that certain Fifth Amendment thereto dated as of October 4, 1996, that certain Sixth Amendment thereto dated as of November 27, 1996, that certain Seventh Amendment thereto dated December 6, 1996, that certain Eighth Amendment thereto dated June 19, 1997, that certain Ninth Amendment thereto dated as of August 8, 1997, that certain Tenth Amendment thereto dated September 8, 1997, that certain Eleventh Amendment thereto dated as of September 11, 1997, that certain Twelfth Amendment thereto dated October 15, 1997, that certain Thirteenth Amendment thereto dated October 24, 1997 and that certain Fourteenth Amendment thereto dated as of October 29, 1997 and as the same may be further amended hereafter.

     "Party" shall mean a party to the Reciprocal Easement Agreement, a Contract or a Tenant under a Lease (or the successor or assignee thereof), in each case other than Contributor or the Partnership or any predecessor in title with respect to the Property.

     "Permitted Exceptions" shall mean the following:

          (a) those title exceptions, defects and other matters that are shown on Exhibit C;

          (b) the terms, covenants and conditions of the Reciprocal Easement Agreement;

          (c) provided that Contributor knows of no violation thereof, zoning, subdivision, environmental, municipal building and all other laws, rules, regulations, ordinances, codes, restrictions or legal requirements applicable to the ownership, use, occupancy or development of, or the right to maintain or operate (including the construction of improvements on), the Real Property and any other lawful action of any duly constituted public authority or other body having or exercising jurisdiction over the Real Property presently existing;

          (d)  the state of facts shown on the Survey;

          (e) Liens for unpaid real property taxes and assessments, water rates and charges, sewer taxes and rents and other governmental charges which are not yet due and payable;

          (f)  the rights of the Tenants under the Leases as tenants only;

          (g) mechanics' liens, lis pendens and notices of commencement of action against Contributor in respect of the Real Property (or which affect the interest of Contributor in the Real Property) provided that the same do not exceed $25,000 in the aggregate and provided further that the Title Company shall provide affirmative insurance with respect thereto insuring the Partnership from loss with respect thereto in form and substance acceptable to the Partnership in its reasonable discretion; and

          (h) all other Liens and title exceptions the Partnership may accept under Section 5.3.

No agreement to take title to the Real Property subject to Permitted Exceptions shall be deemed a waiver of any representation or warranty of Contributor set forth in Section 6.2 or the rights of the Partnership contained in Section 5.3, it being understood and agreed that the Partnership's agreements regarding Permitted Exceptions assume the truth and accuracy of all such representations and warranties.

     "Person" shall mean any individual, corporation, partnership, limited liability company, governmental unit or agency, trust, estate or other entity of any type.

     "Personalty" shall mean all right, title and interest of Contributor or the Existing Manager in and to the personal property, both tangible and intangible, located in or upon and used in connection with the operation and maintenance of the Mall, including without limitation fixtures; machinery; equipment; building supplies and materials; consumables; inventories; names, logos, trademarks, trade names and copyrights; all assignable licenses, permits and certificates of occupancy; all assignable guaranties or warranties (including performance bonds obtained by, or for the benefit of, Contributor pertaining to the ownership, construction or development of the Real Property or any part thereof); the Intellectual Property; the Books and Records; computer and peripheral equipment and computer software; advertising materials and telephone exchange numbers. Without limiting the foregoing, "Personalty" shall include the computer and peripheral equipment located at the Mall and the property listed on Schedule 1.1(b) but shall not include the rights of Contributor in or under the Leases, Reciprocal Easement Agreement, Contracts or Excluded Personalty.

     "Pledge Agreement" shall have the meaning set forth in Section 2.7.

     "Post-Signing Occupant Event" shall have the meaning set forth in Section 8.2(b).

     "Prescribed Form" shall have the meaning set forth in Section 10.7.

     "Prohibited Disposition" shall have the meaning set forth in Section 10.12.

     "Promotional and Advertising Fund" shall have the meaning set forth in the Leases.

     "Promotional Association Waiver" shall have the meaning set forth in
Section 2.9.

     "Property" shall mean (a) the Real Property, (b) the Personalty, (c) the rights of Contributor under all Leases and the Ground Lease, (d) the rights of the Ground Lessor under the Ground Lease and (e) the rights and interests of Contributor under, in and to the Contracts to the extent assignable.

     "Qualified Investor" shall mean a Person that (a) is either (i) an "accredited investor" within the meaning of Regulation D under the 1933 Act or
(ii) a Person who, alone or together with his purchaser representative (as defined in such regulation), has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Units and (b) has provided to the Partnership a Questionnaire establishing the same to the satisfaction of the Partnership.

     "Questionnaire" shall mean an investor questionnaire in the form prescribed by the Partnership.

     "Real Property" shall mean the Land and the Improvements, together with all of the estate, right, title and interest of Contributor and the Ground Lessor therein, and in and to (a) any land lying in the beds of any streets, roads or avenues, open or proposed, public or private, in front of or adjoining the Land to the center lines thereof, and in and to any awards to be made in lieu thereof and in and to any unpaid awards for damage to the foregoing by reason of the change of grade of any such streets, roads or avenues; and (b) all easements, rights, licenses, privileges, rights-of-way, strips and gores, hereditaments and such other real property rights and interests appurtenant to the foregoing (including, without limitation, all rights of Contributor and Ground Lessor under the Reciprocal Easement Agreement).

     "Reciprocal Easement Agreement" shall have the meaning set forth in Section 6.2(g-2) and shall include those certain "Allocable Share Agreements" set forth on Schedule 6.2(g-2).

     "Recourse Liabilities" shall have the meaning set forth in Section 2.4.

     "Regulations" shall mean the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     "Rent Roll" shall have the meaning set forth in Section 6.2(f).

     "Rents" shall mean fixed, minimum, additional, percentage and overage rents, common area maintenance charges, advertising and promotional fees, insurance charges, rubbish removal charges, sprinkler charges, shoppers aid charges, water charges, utility charges, environmental charges (as such term is defined in the Leases), amounts payable with respect to real estate and other taxes, and other amounts payable by the Parties under the Leases and the Reciprocal Easement Agreement.

     "Required Estoppels" shall mean (a) Estoppels from each Anchor and each other individual Tenant which under its Lease occupies 20,000 or more square feet of floor area, and (b) Estoppels from Tenants under not fewer than 70% of the other Leases.

     "Right of First Refusal" shall have the meaning set forth in Section 2.11.

     "Sales Based Tenant Charges" shall mean Rent consisting of overage or percentage rent.

     "Security Deposits" shall have the meaning set forth in Section 4.8.

     "Share Price" shall mean the average of the Closing Price for the twenty
(20) Trading Days preceding the third Trading Day prior to the Closing Date.

     "Substantial Casualty" or "Substantial Taking" shall mean, a Casualty or Taking, as the case may be, where:

          (a) the condemnation award, or the proceeds payable under the applicable policy or policies of casualty insurance maintained by Contributor, are insufficient by more than $100,000 to fully repair the damage caused by such Casualty or Taking, unless Contributor shall (at its sole option and without any obligation to do so) grant to the Partnership a credit equal to such deficiency less One Hundred Thousand Dollars ($100,000.00); or

          (b) an Anchor shall, by reason of such Casualty or Taking, either terminate its Lease or its obligations under the Reciprocal Easement Agreement, or cease operating at the Mall (other than temporarily due to such damage and destruction, remodeling, renovation or any similar cause), or cease operating at the Mall under the name under which it was operating immediately prior to such Taking or Casualty or have the right to do any of the foregoing (unless such right shall have expired or been waived) or the same shall occur with regard to Tenants occupying more than 100,000 leasable square feet at the Property in the aggregate; or

          (c) the estimated time for repair or restoration shall exceed three
     (3) months; or

          (d) in the case of a Taking, a Taking with respect to such portion of the Real Property as, when so taken would, in the reasonable opinion of the Partnership, leave remaining a balance of the Real Property, which, due either to the area taken or the location of the part taken would not, under applicable zoning laws, building regulations and economic conditions then prevailing or otherwise, readily accommodate a new or restructured building or buildings of a type and size generally similar to the building or buildings existing on the date hereof, or would result in inadequate parking or lack of reasonable access to public roads.

     "Survey" shall mean have the meaning set forth in Section 5.2.

     "Taking" shall mean a taking of all or any portion of the Real Property in condemnation or by exercise of the power of eminent domain or by an agreement in lieu thereof.

     "Tenants" shall mean tenants, concessionaires, licensees and/or occupants under the Leases (but shall not include Contributor, in its capacity as ground lessee under the Ground Lease).

     "Tenant Services" shall mean all services supplied by or on behalf of Contributor to Tenants for which Tenants are separately charged, other than services in the nature of common area maintenance.

     "Tank" shall mean the underground storage tank described in item 2 of
Schedule 6.2(r).

     "Tank Work" shall have the meaning set forth in Section 2.13.

     "Tank Work Contract" shall have the meaning set forth in Section 2.13.

     "Termination of Property Management Documents" shall have the meaning set forth in Section 2.5.

     "Title Commitment" shall have the meaning set forth in Section 5.1.

     "Title Company" shall mean Empire Title and Escrow Corporation as issuing agent for First American Title Insurance Company.

     "Title Policies" shall have the meaning set forth in Section 5.1.

     "Trading Day" shall mean a day on which the New York Stock Exchange is open for business.

     "Transactions" shall mean the transactions contemplated by this Agreement.

     "Units" shall mean units of limited partnership interest in the Partnership.

     "Unredeemed Gift Certificates" shall have the meaning set forth in Section 2.14.

     "Unredeemed Gift Certificate Statement" shall have the meaning set forth in
Section 2.14.

     "Wards" shall mean Montgomery Ward Development Corp. and Montgomery Ward & Co., Incorporated, collectively.

     1.2 References. All references in this Agreement to particular sections or articles shall, unless expressly otherwise provided, or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Agreement, and and any references to "Exhibit" shall, unless otherwise specified, refer to one of the exhibits annexed hereto and, by such reference, made a part hereof. The words "herein", "hereof", "hereunder", "hereinafter", "hereinabove" and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection or article hereof.

                                  ARTICLE II
                     Contribution and Sale; Consideration
                     ------------------------------------

     2.1 Contribution and Sale. Upon the terms and subject to the conditions contained herein, at the Closing, Contributor shall sell to, and/or contribute to the capital of the Partnership, and the Partnership shall acquire, the Property, free and clear of all Liens (except for the Liens created by the Existing Indebtedness Documents and Permitted Exceptions). The Property is being acquired hereunder only as an entirety, and not in separate parts, and all portions of the Property shall be simultaneously conveyed to the Partnership and/or one or more designees of the Partnership in accordance with this Agreement.

     2.2  Consideration.

          (a) In exchange for the sale and/or contribution of the Property (including without limitation all right, title and interest of the Ground Lessor and the Parcel B Owners in and to the Real Estate) and in addition to the assumption of liabilities and subject to adjustment as hereinafter provided (including without limitation adjustment in accordance with Section 2.4 and Article IV), at the Closing, the Partnership shall (i) issue to Contributor the number of Units equal to the quotient of (A) the excess of the Net Asset Value over the Cash Amount divided by (B) the Share Price and (ii) pay to Contributor by wire transfer the Cash Amount. The Gross Asset Value is allocated among the items of Property as set forth on
     Schedule 2.2(a).

          (b) Contributor shall not, and shall cause the Guarantors not to, buy or sell or induce any Person to buy or sell (including without limitation short sell) any shares of Common Stock during the twenty-five (25) Trading Days prior to the Closing whether in the open market or in a negotiated transaction.

          (c) Notwithstanding anything contained herein to the contrary, fractional Units shall not be issued hereunder; instead, the number of Units to be issued hereunder shall be the number of Units issuable pursuant to the other provisions of this Agreement rounded up to the nearest whole Unit.

          (d) The Partnership has deposited in an account (the "Earnest Money Escrow") with Empire Title and Escrow

     Corporation (the "Escrow Agent") the sum of Five Hundred Thousand Dollars ($500,000.00), to be held as an earnest money deposit pursuant to that certain Escrow Agreement dated January 8, 1998, as the same may be amended from time to time (the "Earnest Money"). In the event that the Partnership fails to close the acquisition of the Property in violation of this Agreement (which failure is not cured within five business days after written notice by Contributor to the Partnership) and Contributor also is not in default hereunder, the Earnest Money shall be delivered to Contributor as liquidated damages as its sole and exclusive remedy for any such failure to close hereunder and all interest thereon shall be paid to the Contributor. The parties agree that actual damages would be difficult to ascertain and that the Earnest Money is a reasonable and good faith estimate of Contributor's damages resulting from the Partnership's failure to consummate the Transactions in violation of this Agreement. In the event that the Closing shall not occur for any other reason, the full amount of the Earnest Money, together with all interest thereon, shall be refunded to the Partnership. All funds deposited in the Earnest Money Escrow shall be invested in interest-bearing or money-market accounts. Upon and subject to the occurrence of the Closing, all funds on deposit in the Earnest Money Escrow shall be transferred to Contributor, such amount to be applied in partial payment of the Cash Amount. The parties shall issue instructions to the Escrow Agent to effectuate the provisions of this Section 2.2(d). The provisions of this Section 2.2(d) shall survive the termination of this Agreement, however caused.

          (e) At Closing, the Partnership shall be entitled to credits of $785,000.00 and $100,000.00 for potential inducement costs for Joslin's and repair or replacement of the fire alarm and Office Centre I roof, respectively, which credits shall reduce the Net Asset Value. Such credits shall be final and not subject to adjustment based on actual costs.

     2.3  Assumption of Liabilities.

          (a) At Closing, the Partnership (or the Affiliate to which the ground lessee's interest under the Ground Lease is conveyed) shall assume (i) the obligations of Contributor under the Existing Indebtedness Documents, as modified pursuant to Section 2.4 (including the obligation to repay the principal owing thereunder and accrued and unpaid interest thereon but excluding liabilities and obligations that arise out of any facts or circumstances that exist or existed on or prior to the Closing Date and that constitute a breach of a representation, warranty or covenant contained in such Existing Indebtedness Documents or otherwise require the indemnification of or other payment [other than regularly scheduled payments of principal and interest] to the Existing

     Lender) (and the Partnership also shall assume the liabilities to be assumed by any Affiliate of the Partnership pursuant to this clause (i) to the extent that they are Recourse Liabilities), (ii) the liabilities and obligations of Contributor arising from and after the Closing Date under or in respect of the Leases, the Ground Lease, the Reciprocal Easement Agreement and the assignable Contracts (with such liabilities being limited to the same extent, if any, as the liability of Contributor is limited thereunder) but (subject to the provisions of the second paragraph of
     Section 2.3(b)) only to the extent that such liabilities and obligations do not arise out of any event, circumstance, action, failure to act or occurrence of any sort or type which occurred, existed or was taken prior to the Closing Date, (iii) the obligation to repay the outstanding principal amount of the Key Bank Indebtedness (but no other obligations in respect of the Key Bank Indebtedness) and (iv) other liabilities and obligations of Contributor herein described to the extent the Partnership has agreed herein to pay the same or has received credit therefor. All of the obligations to be assumed by the Partnership pursuant to this Section 2.3(a) are herein referred to as the "Assumed Liabilities".

          (b) Except as provided in Section 2.3(a), from and after the Closing and whether or not disclosed herein or elsewhere, neither the Partnership nor any Affiliate of the Partnership shall be responsible for, and neither the Partnership nor any Affiliate is assuming, any liabilities or obligations of Contributor whether or not the same relate to the Property or were incurred in connection with the ownership, use, management or operation thereof by Contributor or by its agents (such liabilities, exclusive of the Assumed Liabilities, collectively, the "Contributor's Liabilities") and Contributor shall pay or otherwise satisfy Contributor's Liabilities as and when due. Without limiting the foregoing, Contributor's Liabilities shall include (a) all federal, state and local taxes of whatever kind and nature of Contributor or Ground Lessor relating to the period prior to Closing or the consummation of the Transactions (other than real estate taxes and assessments on real property to the extent that the Partnership has received credit under Article IV and transfer and other taxes to the extent the Partnership is obligated to pay the same under
     Section 10.6); (b) liabilities relating to any employees, employee benefit plans or collective bargaining agreements of Contributor or the Existing Manager, including without limitation severance pay and accrued vacation pay obligations and other liabilities of Contributor, the Existing Manager or others relating to the termination of such employees as the result of the consummation of the Transactions (but not the termination by the Partnership or any Affiliate thereof of any such employees who are employed by the Partnership or such Affiliate following Closing); (c) any tort liability arising from any accident, injury, event, circumstance, action or omission occurring prior to Closing (other than tort liability resulting from the physical condition of the Property on the Closing Date where the accident or injury occurs after the Closing Date), whether asserted before or after the Closing, (d) any liability to a Party or the Existing Lender for breach of, or other payment obligation under, a Lease, Reciprocal Easement Agreement, Contract or Existing Indebtedness Document that occurred, was due or accrued prior to Closing, whether asserted before or after the Closing (including, without limitation, any claimed overcharge of Adjustable Tenant Charges or claim relating to the substitution of JCPenney for Adcor at the Mall), and (e) any fine, penalty or the like that is imposed or assessed by a governmental authority for the period prior to Closing, whether imposed or assessed before or after the Closing.

     Notwithstanding anything to the contrary contained in this Section 2.3 but subject to the last sentence of this Section 2.3(b), "Contributor's Liabilities" shall not include the cost of repair, remediation or correction of any physical defect in the Property or its systems (including without limitation the matters specified in Section 2.2(e), the matter disclosed in item number 5 on Schedule 6.2(r) and repair of the Central Court gutter) or any environmental matter or Hazardous Substances affecting the Real Property (but do include damages, fines or other amounts owing to Parties, governmental authorities or others on account thereof as provided in clauses (d) and (e) above), and Contributor shall have no obligation under this Agreement to indemnify the Partnership for any of the same (other than the damages, fines or other amounts referred to in the immediately preceding parenthetical). Nothing contained in this Section 2.3 shall impair the rights of the Partnership for a breach of any representation or warranty contained herein or in the Contributor Closing Documents.

     2.4 Matters Relating to Existing Indebtedness. Contributor shall use reasonable best efforts (including, without limitation, the payment of the transfer fees and other fees and costs imposed or required to be paid by the Existing Lender, such as the attorneys' fees of Existing Lender) to obtain, at or prior to Closing and at no cost to the Partnership, (i) the unconditional consent of the Existing Lender to the consummation of the Transactions (including, without limitation, the ownership of the Property following Closing by one or more Affiliates of the Partnership and the management of the Property following Closing by GGMI) and (ii) an agreement and confirmation by the Existing Lender that (A) the Existing Indebtedness Documents shall not restrict the issuance or transfer of Units or shares of Common Stock, (B) Existing Lender shall have no recourse to the Partnership, the General Partner or other Affiliates of the Partnership or the assets of any of them other than the Property except that the Existing Lender may have recourse to the Partnership in those instances where the Existing Lender has recourse (without giving effect to the Transactions) to the venturers of Contributor (the liabilities for which such recourse against the venturers of Contributor exists, the "Recourse Liabilities"), and (C) all rights of Contributor under the Existing Indebtedness Documents shall inure to the benefit of the Partnership or an Affiliate of the Partnership following Closing, including without limitation the right not to make tax escrow deposits thereunder. Contributor may request from Existing Lender a release of liability of Contributor, its venturers and the partners of such venturers in respect of the Recourse Liabilities to the extent such liability arises out of events or matters which occur after the Closing, but the receipt of the same shall not be condition to Contributor's obligation to close hereunder. The documents referred to in this Section are hereinafter referred to as the "Existing Indebtedness Consent Documents." Notwithstanding anything to the contrary contained herein, Contributor shall not be obligated to prepay the Existing Indebtedness or to pay a transfer fee of more than $495,000.00 (exclusive of costs, including without limitation attorneys' fees of Existing Lender, and other nominal fees that the Existing Lender shall require Contributor to pay) in order to obtain the consent of Existing Lender pursuant to this Section 2.4. At the election of Contributor or the Partnership, the Partnership shall, subject to the occurrence of the Closing, assume the obligation to pay such transfer fee (which may not exceed $495,000.00), and the Net Asset Value shall be reduced by the amount of such fee. At Closing, the Partnership shall be entitled to a cash payment of $1,925,000 to compensate the Partnership for the above-market interest rate and prepayment fees in respect of the Existing Indebtedness.

     2.5 Termination of Existing Management Agreements and Release of Property Management Liens. On or prior to the Closing, Contributor shall cause the Existing Management Agreements to be terminated and obtain from the Existing Manager a release of Liens or other claims with respect to the property management or leasing or other services performed by the Existing Manager in respect of the Property through the Closing Date, including without limitation any claim for leasing commissions relating to leases signed before or after the Closing (except as provided in Section 2.9(c) and except for amounts owed under the Gart Work Contract in accordance with Section 2.8). The document effecting such termination and release is hereinafter referred to as the "Termination of Property Management Documents".

     2.6  Admission to Partnership; Redemption Rights; Etc.

          (a) At the Closing, the General Partner and Contributor shall execute and deliver an amendment to the Partnership Agreement substantially in the form of Exhibit E (the "Amendment to Partnership Agreement"), pursuant to which the

     Partnership issues to Contributor the number of Units to be issued to it in accordance with this Agreement and Contributor is admitted as a limited partner of the Partnership and agrees to be bound by the terms of the Partnership Agreement, as amended by the Amendment to Partnership Agreement (or the Partnership shall deliver to Contributor a certificate representing such Units and Contributor shall execute a signature page to the Partnership Agreement [provided that the Partnership Agreement has been amended to include the provisions set forth in Section 4 of the Amendment to Partnership Agreement]).

          (b) At the Closing, the General Partner, the Partnership and Contributor shall execute and deliver a Redemption Rights Agreement substantially in the form of Exhibit F (the "Redemption Rights Agreement"), pursuant to which Contributor is granted the right to require the Partnership to redeem its Units from time to time as provided therein.

          (c) Contributor acknowledges that, notwithstanding anything to the contrary contained in the Partnership Agreement, Contributor will be entitled to receive as a distribution only a pro rata portion of the Net Operating Cash Flow which is distributed for the calendar quarter during which the Closing occurs based on the number of Units issued to it pursuant hereto relative to the total number of issued and outstanding Units and the number of days in such quarter from and following the Closing Date relative to the total number of days in such quarter (and Contributor will be entitled to receive no distributions for previous quarters, including without limitation the distribution for the first quarter of 1998, which is scheduled to be paid in April 1998). Contributor acknowledges that the distribution for a calendar quarter is made in the immediately succeeding calendar quarter.

     2.7 Guaranty Agreement. At the Closing, Contributor shall cause Jordon Perlmutter, Samuel Primack and Michael Cooper (collectively, the "Guarantors") to execute and deliver to the Partnership a Guaranty Agreement substantially in the form of Exhibit G (the "Guaranty Agreement").

     2.8  Matters Relating to Gart Sports.

          (a) Contributor shall pay all amounts specified in Sections 3 and 6 of the Gart Amendment and, with respect to such amounts that have not been paid in full prior to the Closing Date (other than amounts due under Section 3 and subsection C of Section 6 of the Gart Amendment, which shall be paid by Contributor when due), the Partnership shall be entitled to a credit therefor at Closing (which credit shall reduce Net Asset Value), including without limitation a credit of $81,000 for the amount referred to in subsection B of Section 6 of the Gart Amendment, whether or not such amounts are then payable. In the event the Partnership receives a credit of $81,000 at Closing in respect of subsection B of Section 6 of the Gart Amendment and the amount owing under such subsection is finally determined to be less than $81,000, the Partnership shall refund such excess to Contributor promptly following determination of the same. Contributor shall pay all leasing commissions, if any, relating to the Gart Amendment and all legal fees and costs incurred by Contributor in connection with the same.

          (b) Contributor shall enter into a construction contract with Existing Manager for the work (the "Gart Work") to be performed by Contributor pursuant to the Gart Amendment (the "Gart Work Contract"), which Gart Work Contract shall provide for a fixed price and otherwise be reasonably satisfactory to the Partnership and, when fully executed, shall be deemed a "Contract" hereunder. From the date hereof until Closing, Contributor shall, at its sole cost and expense, cause the Gart Work to be performed in accordance with the Gart Work Contract in a good and workmanlike manner and otherwise in accordance with industry practice for first-class regional malls and all applicable laws. At Closing, Contributor shall (i) assign to the Partnership or, if any of the same shall not be assignable, use reasonable best efforts to cause to be reissued to the Partnership, any licenses, permits or governmental approvals issued with respect to the performance of the Gart Work, (ii) deliver to the Partnership a certificate setting forth the amount actually paid to the Existing Manager by Contributor under the Gart Work Contract on or prior to the Closing Date and any amounts retained pursuant to the provisions of any such contract and (iii) lien waivers in respect of any amounts paid to the Existing Manager thereunder on or prior to the Closing, and the Partnership shall receive a credit (which shall reduce Net Asset Value) for the remaining amount to be paid to the Existing Manager pursuant to the Gart Work Contract (including without limitation any retainage). At Closing, Contributor shall deliver, and shall cause the Existing Manager to deliver, to the Title Company such certificates and other documentation as the Title Company may reasonably request in order to issue the Title Policies without exceptions for liens and/or claims with respect to that portion of the Gart Work that is performed prior to Closing Date.

     2.9  Other Leasing Matters.

          (a) From the date hereof through Closing, Contributor shall use reasonable best efforts to obtain signed Leases and Lease renewals for the Tenants or potential Tenants listed on Schedule 2.9(a) upon the terms set forth on Schedule 2.9(a) (but, with respect to The Gap, Contributor shall use reasonable best efforts to renew The Gap Lease for one additional year and otherwise upon the terms of the existing

     Gap Lease). Each such document executed prior to Closing shall be deemed to be a "Lease" hereunder.

          (b) Contributor shall pay all tenant allowances and other tenant inducement costs which are specified on Schedule 2.9(a) (other than the inducements specified for The Gap) and, except as set forth in Section 2.9(c), all tenant allowances and other tenant inducement costs which are owing or become owing under Leases entered into prior to the date hereof; and the Partnership shall be entitled to a credit at Closing for the allowances and other costs that are specified on Schedule 2.9(a) that have not been paid in full prior to the Closing Date (which credit shall reduce the Net Asset Value), whether or not such allowances and other costs are then payable or the Lease or Lease renewal to which they relate has been consummated, delayed or abandoned (and following Closing the Partnership shall be responsible for the costs for which it has received a credit). Without limiting the foregoing, the Partnership shall be entitled to a credit at Closing (which shall reduce Net Asset Value) for the allowance and payment specified for The Gap on Schedule 2.9(a) notwithstanding that the renewal described thereon shall not have been consummated. Contributor shall pay all leasing commissions and legal costs incurred by it in respect of the Leases and renewals described on Schedule 2.9(a). Without limiting the foregoing, Contributor shall reimburse the Partnership for the cost of the special order door for American National Insurance to the extent that such cost is paid by the Partnership or one of its Affiliates.

          (c) From and after and subject to the occurrence of Closing, the Partnership shall pay the cost of the tenant allowances and other inducements and leasing commissions (including leasing commissions payable to Existing Manager) that are specified on Schedule 2.9(c) and, except as provided in Section 2.9(b), all tenant allowances and other tenant inducement costs that are owing or become owing under any Leases entered into following the date hereof which are approved by the Partnership in accordance with the terms hereof; and Contributor shall be entitled to a credit at Closing for such amounts that have been paid prior to the Closing Date (which credit shall increase the Net Asset Value).

          (d) Contributor shall obtain the prior written approval of the Partnership for any and all Leases relating to the matters described in this Section 2.9, which approval shall not be unreasonably withheld or delayed (and the terms of the Leases described in Schedule 2.9(c) are hereby approved and Contributor shall use reasonable best efforts to consummate the transactions contemplated thereby as soon as is practicable). If the Partnership does not respond to a request for an approval under this subparagraph (c) within ten (10) business days, such approval shall conclusively be presumed.

     2.10 Matters Relating to Ground Lease.

          (a) Contributor currently leases the Land (other than Parcel B) pursuant to the Ground Lease, and the Ground Lease provides that it terminates upon a sale of the "Developer's Interest" (as defined therein). Prior to Closing, Contributor shall cause the Ground Lease to be amended to provide that the Ground Lease shall not terminate upon or as the result of any such sale and/or a sale of the Land.

          (b) At or prior to Closing, Contributor shall, at Contributor's sole cost, purchase from the Ground Lessor all of the Ground Lessor's right, title and interest in and to the Real Estate and the Ground Lease pursuant to the Ground Lease; and, at Closing, Contributor shall convey the same to the Partnership or a designee of the Partnership as provided herein (or, at the Partnership's election, Contributor shall cause Ground Lessor to convey the same directly to the Partnership or such designee). The instrument or instruments effecting any such transfer shall provide that the Ground Lease shall not terminate on account of such transfer.

     2.11 Matters Relating to District.

          (a) At or prior to Closing, Contributor shall cause the Parcel B Owners, who are the current directors of the District, to (i) appoint such Persons as the Partnership shall designate in writing as replacement directors of the District and (ii) resign as directors of the District in such manner as the Partnership shall specify (which may include the sequential resignation of the current directors). From the date hereof until Closing, Contributor shall not permit any Person other than the Parcel B Owners to serve as a director of the District.

          (b) Prior to Closing, Contributor shall, at Contributor's sole cost and expense, acquire from the Parcel B Owners all of the Parcel B Owner's right, title and interest in and to Parcel B; and, at Closing, Contributor shall convey the same to the Partnership or its designees as provided herein (or, at the Partnership's election, Contributor shall cause Ground Lessor to convey the same directly to the Partnership or such designee).

     2.12 Matters Relating to Right of First Refusal. Contributor has delivered to the Anchors a written notice pursuant to the right of first refusal (the "Right of First Refusal") contained in Section 15.3 of the document referred to as item number one on Schedule 6.2(g)-2. Contributor shall use reasonable best efforts to obtain the approval by the bankruptcy or other court having jurisdiction over the Chapter 11 case of Wards to the election by Wards not to exercise the Right of First Refusal.

      2.13 Matters Relating to Tank.

          (a) Contributor shall enter into a contract (the "Tank Work Contract") with a contractor reasonably acceptable to the Partnership for the abandonment of the Tank and the installation of a replacement tank therefor (collectively, the "Tank Work"), which Tank Work Contract shall be reasonably satisfactory to the Partnership and, when fully executed, shall be deemed a "Contract" hereunder. The Tank Work Contract shall provide that the Tank Work shall be performed in a good and workmanlike manner and otherwise in accordance with industry practice, applicable law, that certain letter dated February 19, 1998 from David Dansky to Michael Zarlengo, Assistant Chief/Fire Marshall, West Metro Fire Protection and
     Schedule 2.13(a). From the date hereof through Closing, Contributor shall cause any Tank Work to be performed at its sole cost and expense and otherwise in accordance with the Tank Work Contract and the specifications described above. Contributor shall not be responsible for environmental remediation relating to the Tank.

          (b) At Closing, Contributor shall (i) assign to the Partnership or, if any of the same shall not be assignable, use reasonable best efforts to cause to be reissued to the Partnership, any licenses, permits or governmental approvals issued with respect to the performance of the Tank Work, (ii) deliver to the Partnership a certificate setting forth the amount actually paid to the contractor by Contributor under the Tank Work Contract on or prior to the Closing Date, if any, and any amounts retained pursuant to the provisions of any such contract and (iii) deliver to the Partnership lien waivers in respect of any amounts paid to the contractor thereunder on or prior to the Closing and such certificates and other documentation as the Title Company may reasonably request in order to issue the Title Policies without exceptions for liens and/or claims with respect to that portion of the Tank Work, if any, that is performed prior to Closing Date; and the Partnership shall receive a cash credit for the remaining amount to be paid to the contractor pursuant to the Tank Work Contract, including without limitation any retainage (and Contributor shall pay upon demand any other reasonable costs of completing the Tank Work in accordance with the specifications described above).

     2.14 Matters Relating to Gift Certificates. On the Closing Date, Contributor shall deliver to the Partnership the following:

          (a) an assignment of all rights in and to the gift certificate accounts (the "Gift Certificate Accounts") known as "Southwest Plaza Gift Certificate Account", Account No. 2830906329, at Norwest Bank Colorado N.A. (the "Gift Certificate Bank"), and "Southwest Plaza Management Certificate Account," Account No. 283801086, at the Gift Certificate Bank, together with a cash deposit by Contributor in an amount equal to the excess, if any, of the amount of the Unredeemed Gift Certificates as shown on the Unredeemed Gift Certificate Statement over the balance in the Gift Certificate Accounts as of the Closing Date;

          (b) any and all other documentation (including without limitation new signature cards) as may be reasonably required by the Gift Certificate Bank in order to accomplish the transfer of the Gift Certificate Accounts; and

          (c) a statement (the "Unredeemed Gift Certificate Statement") setting forth a list of the gift certificates issued prior to Closing in respect of the Property which remain unredeemed as of the Closing Date (any gift certificates issued and unredeemed prior to Closing, the "Unredeemed Gift Certificates"), with such Unredeemed Gift Certificate Statement to be itemized by gift certificate number and dollar amount (however, with respect to Unredeemed Gift Certificates issued prior to January 1, 1996, the Unredeemed Gift Certificate Statement need not be itemized by gift certificate number and dollar amount but may show only the aggregate dollar amount thereof).

     On and after the Closing Date and subject to the occurrence of the Closing, the Partnership shall cause the Gift Certificate Bank to honor the Unredeemed Gift Certificates that are properly presented for payment against the Gift Certificate Accounts. In the event that any Unredeemed Gift Certificate (other than an Unredeemed Gift Certificate issued prior to January 1, 1996) is not listed on the Unredeemed Gift Certificate Statement and is presented for redemption (or the Partnership otherwise is required to pay the amount of such Unredeemed Gift Certificate to the holder thereof or any other Person), Contributor shall, within ten days after receipt of written notice from the Partnership, reimburse the Partnership for the amount of such Unredeemed Gift Certificate. In the event that any Unredeemed Gift Certificate issued prior to January 1, 1996 is presented for redemption (or the Partnership otherwise is required to pay the amount of such Unredeemed Gift Certificate to the holder thereof or any other Person) and the aggregate amount theretofore paid by the Partnership in respect of the Unredeemed Gift Certificates issued prior to January 1, 1996 exceeds the amount therefor set forth on the Unredeemed Gift Certificate Statement, Contributor shall, within ten days after receipt of written notice from the Partnership, reimburse the Partnership for the amount of such Unredeemed Gift Certificate.

                                  ARTICLE III
                                   Closing

     3.1 Closing. The closing of the Transactions (the "Closing") shall take place at the offices of Neal, Gerber & Eisenberg, Two North LaSalle Street, Chicago, Illinois 60602, commencing at 8:00 a.m., local time, on April 2, 1998 (the "Closing Date") through a so-called "New York" style closing.

     3.2 Contributor Closing Documents. At or prior to the Closing, Contributor shall deliver, or cause to be delivered, to the Partnership (through an escrow with the Title Company) the following documents (collectively, the "Contributor Closing Documents"), duly executed by Contributor and the other parties thereto (other than the General Partner and the Partnership) and in form and substance reasonably acceptable to the Partnership and to Contributor unless the form thereof is attached hereto:

          (a) Special warranty deed or deeds in proper form for recording, so as to convey the entire fee simple estate in the Land and Improvements and all other items of Real Property.

          (b) Assignment or assignments of all of the right, title and interest of Contributor and/or Ground Lessor under the Leases and the Ground Lease, all of which, to the extent the same relate to documents or memoranda thereof which have been recorded in appropriate land records, shall be in form suitable for recording.

          (c) Assignment or assignments of all of the right, title and interest of Contributor and Ground Lessor under the Reciprocal Easement Agreement in form suitable for recording.

          (d) Assignment of all of Contributor's right, title and interest in and to the Contracts and the insurance policies listed as the first and second items on Schedule 6.2(t) (the "Insurance Policy"), to the extent assignable, and an insurance certificate evidencing that coverage under the Insurance Policy is effective for the benefit of the Partnership and/or its designees as of the Closing Date.

          (e) Bill of Sale so as to transfer Contributor's right, title and interest in and to the Personalty to the Partnership.

          (f) The Termination of Property Management Documents.

          (g) Searches conducted by an independent firm reasonably satisfactory to the Partnership showing any Uniform Commercial Code, judgment, bankruptcy, pending suit or tax lien filings against Contributor, Ground Lessor and the Parcel B Owners in the jurisdictions designated by the Partnership no later than twenty (20) days prior to the Closing Date but in any event in the state and county or counties in which the Mall and the principal offices and residences of Contributor, Ground Lessor and the Parcel B Owners are located, which searches shall be dated not more than ten days prior to the Closing Date.

          (h) The instruments, documents or certificates as are required by the Title Company as a condition to the issuance of a title insurance policies and endorsements as described in the Title Commitment.

          (i) An affidavit of Contributor stating its U.S. taxpayer identification number and that it is a "United States person", as defined by Sections 1445(f)(3) and 7701(b) of the Code.

          (j) The Estoppels as required by Section 8.2(c).

          (k) A written certificate executed on behalf of Contributor and addressed to the Partnership to the effect that all of the representations and warranties of Contributor herein contained in Section 6.2 are true and correct in all material respects as of the Closing Date (as supplemented in accordance with Section 10.3) with the same force and effect as though remade and repeated in full on and as of the Closing Date (except for actions taken in accordance with or as contemplated by this Agreement and except for matters approved in writing or consented to in writing by the Partnership) or stating the specific respects, if any, in which any of the representations and warranties is untrue (and a similar certificate of P&P as to the representations and warranties made by it herein).

          (l) Written notices to the Parties to the Reciprocal Easement Agreement, the Leases and the Contracts and other Owners of Excluded Parcels advising them of the consummation of the Transactions and advising them of the address to which Rent or other payments and notices are to be sent and that the Partnership will be responsible for the return of the Security Deposits in accordance with the Leases.

          (m) Such documents and instruments as shall be reasonably required to substitute the Partnership for Contributor as the plaintiff in legal actions contemplated by Section 4.9.

          (n) An opinion or opinions of counsel for Contributor dated as of the Closing Date, in form attached hereto as Exhibit H.

          (o) All Books and Records.

          (p) Keys and combinations to locked compartments within the Mall.

          (q) an updated rent roll containing the items described in Section 6.2(f) as of the Closing Date or a date not more than 10 days prior thereto.

          (r) The statements referred to in Section 4.3 and 4.6.

          (s) The Contract Party Consents.

          (t) The Guaranty Agreement.

          (u) The Amendment to Partnership Agreement or the other documents referred to in Section 2.6(a).

          (v) The Redemption Rights Agreement.

          (w) The Existing Indebtedness Consent Documents.

          (x) Pay-off letter for full repayment of the Key Bank Indebtedness.

          (y) A copy of the certificate of limited partnership or assumed name filing of each of Contributor and its venturers, as amended (if any), certified by the Colorado Secretary of State or other applicable governmental authority as of a date not more than 30 days prior to the Closing Date and a copy of the partnership agreement of each of Contributor and its venturers and any and all amendments thereto, together with a certification by one of the general partners of such partnership that the attached copies of the partnership agreement of such partnership, as amended, and the certificate of limited partnership or assumed name filing of such partnership, as amended, (if any), are true, accurate and complete and have not been further amended, revised, restated, cancelled or rescinded up to and including the Closing Date.

          (z) Such certificates as the Partnership may reasonably request as to the authorization on the part of Contributor of the execution, delivery and performance of this Agreement, the authorization on the part of the venturers of Contributor of the execution and delivery of this Agreement by them in their capacities as venturers of the Contributor and the authority of the Persons executing and delivering this Agreement and the Contributor Closing Documents on behalf of the venturers of Contributor.

          (aa) Such other documents, instruments or agreements which Contributor is required to deliver to the Partnership pursuant to the other provisions of this Agreement or which the Partnership reasonably may deem necessary or desirable in order to consummate the Transactions or to vest or better vest in the Partnership title to the Property; provided, however, that any such other documents, instruments or agreements which the Partnership reasonably deems necessary or desirable shall not impose upon Contributor any obligation or liability other than an obligation or liability expressly imposed upon Contributor pursuant to the terms of this Agreement or pursuant to the terms of the other Contributor Closing Documents specified in this Section 3.2.

     Notwithstanding any provision to the contrary set forth elsewhere in this Agreement, if after the use of reasonable best efforts Contributor is unable to deliver to the Partnership at Closing the Contract Party Consents, the Required Estoppels, the consent of the Existing Lender pursuant to Section 2.4, and such inability continues for five (5) days after the specified Closing Date, the Partnership shall have the option, as the Partnership's sole and exclusive right and remedy either (a) to terminate this Agreement by giving written notice of such termination to Contributor on or before the Closing or (b) to complete Closing without the delivery of such item or items and waive the requirement for the delivery of such item or items. If the Partnership shall terminate this Agreement pursuant to the provisions of this paragraph, this Agreement shall be null and void and no party shall have any further rights or obligations under this Agreement (other than any right or obligation that expressly survives the termination of this Agreement).

     3.3 Partnership Closing Documents. At or prior to the Closing, the Partnership shall deliver to Contributor (through an escrow with the Title Company) the following documents (herein referred to collectively as the "Partnership Closing Documents"), duly executed by an authorized officer of the General Partner and the other parties thereto (other than Contributor) and in form and substance reasonably acceptable to Contributor and the Partnership unless the form thereof is attached hereto:

          (a) An agreement or agreements pursuant to which the Partnership assumes the Assumed Liabilities.

          (b) A duly executed and acknowledged secretary's certificate, certifying that the Board of Directors of the General Partner or committee thereof has duly adopted resolutions authorizing the consummation of the Transactions and certifying the authority of the officers of the General Partner executing and delivering this Agreement and the Partnership Closing Documents in their capacities as officers of the General Partner.

          (c) A certificate issued by the Secretary of State of Delaware dated not earlier than ten days prior to the Closing

     Date certifying the good standing of the Partnership as of the date of such certificate.

          (d) Copies of the certificate of limited partnership of the Partnership and certificate of incorporation of the General Partner and any amendments thereto, certified by the Secretary of State of the State of Delaware as of a date not more than 30 days prior to the Closing Date, together with a certificate of the secretary of the General Partner to the effect that such certificate of limited partnership and certificate of incorporation, as amended, have not been further amended, revised, restated, cancelled or rescinded up to and including the Closing Date and that the attached copies of the partnership agreement of the Partnership and by-laws of the General Partner, in each case as amended, are true, accurate and complete and have not been further amended, revised, restated, cancelled or rescinded up to and including the Closing Date.

          (e) An opinion of counsel for the Partnership dated as of the Closing Date, in form attached hereto as Exhibit I.

          (f) A written certificate addressed to Contributor to the effect that all of the representations and warranties of the Partnership contained in
     Section 6.1 are true and correct in all material respects on and as of the Closing Date (as supplemented in accordance with Section 10.3) with the same force and effect as though remade and repeated in full on and as of the Closing Date (except for actions taken in accordance with or as contemplated by this Agreement and except for matters approved in writing or consented to in writing by Contributor) or stating the specific respects, if any, in which any of the representations and warranties is untrue.

          (g) The Amendment to Partnership Agreement or the other documents referred to in Section 2.6(a).

          (h)  The Guaranty Agreement.

          (i)  The Redemption Rights Agreement.

          (j) Such other documents, instruments or agreements which the Partnership may be required to deliver to Contributor pursuant to the other provisions of this Agreement or which Contributor reasonably may deem necessary or desirable to consummate the Transactions; provided, however, that any such other document, instrument or agreement which Contributor reasonably deems necessary or desirable shall not impose upon the Partnership any obligation or liability other than an obligation or liability expressly imposed upon the Partnership pursuant to the terms of this Agreement or pursuant to the terms of the other Partnership Closing Documents specified in this Section 3.3.

                                  ARTICLE IV
                          Prorations and Adjustments

     4.1 Items to Be Prorated. Subject to the other provisions of this Article and this Agreement, the following items in respect of the Property shall be apportioned or adjusted on a per diem basis (employing the actual number of calendar days in the period involved and a 365-day year) between Contributor and the Partnership at the Closing as of 11:59 p.m., Mountain Standard Time, on the day immediately preceding the Closing Date and the net amount thereof shall be settled as hereinafter provided:

          (a) real property taxes and assessments (or installments thereof) based on the most recent tax bills except those required to be paid directly to the entity imposing the same by those Tenants who are current in all of their Lease payment obligations on the Closing Date;

          (b) water rents and charges, if any, except those required to be paid directly to the entity imposing the same by Tenants who are current in all of their Lease payment obligations on the Closing Date;

          (c) sewer taxes and rents, if any, except those required to be paid directly to the entity imposing the same by Tenants who are current in all of their Lease payment obligations on the Closing Date;

          (d) actually accrued interest, if any, required to be paid to a Party on Security Deposits;

          (e) amounts, if any, payable by or owed to Contributor under the Reciprocal Easement Agreement;

          (f) annual permit, license and inspection fees, if any, on the basis of the fiscal year for which levied, if the rights with respect thereto continue for the benefit of the Partnership following the Closing;

          (g) fuel oil, diesel fuel and liquid propane gas, if any, at the cost or costs per gallon or cubic foot most recently charged with respect to the Mall, based on the supplier's measurements thereof, plus sales taxes thereon;

          (h)  [INTENTIONALLY DELETED];

          (i) amounts paid or payable by Contributor to the Promotional and Advertising Fund;

          (j)  Rents (subject to the other provisions of this Article IV);

          (k) amounts paid or payable by Contributor under the Contracts to the extent the same constitute Assumed Liabilities;

          (l)  interest on the Existing Indebtedness;

          (m) the premium paid for the Insurance Policy for the current policy year (and the Partnership shall pay any premium payments due after the Closing); and

          (n) all other items customarily apportioned in connection with the sale of properties that are similar to the Property and similarly located.

     Contributor shall cooperate with the Partnership in any transfer of electricity, gas, water and other utility services if deemed necessary by the Partnership.

     Notwithstanding anything to the contrary contained herein, there shall be no prorations or other adjustments in respect of amounts payable under the Ground Lease.

     4.2 Installment Payment of Assessments. In furtherance of Section 4.1(a), if any real property assessment affects the Mall at the Closing Date and such real property assessment is payable in installments (whether at the election of Contributor or otherwise), the installment relating to, or payable over, the Applicable Closing Fiscal Period shall be apportioned between Contributor and the Partnership as of 11:59 p.m. Mountain Standard Time, on the day immediately preceding the Closing Date, and the remaining installments shall be the obligation of the Partnership.

     4.3  Adjustable Tenant Charges.

          (a) Notwithstanding anything to the contrary contained herein, no adjustments or apportionments shall be made with respect to the expense items listed in Section 4.1 hereof (other than real estate taxes and assessments, as to which adjustment shall be made as set forth in Section 4.1) for the Applicable Closing Fiscal Period or any prior fiscal period to the extent such expense items are payable or reimbursable from funds collected as Adjustable Tenant Charges. Contributor shall be responsible for the payment of all such expenses incurred by Contributor prior to Closing (including without limitation real estate taxes and assessments for which Contributor has received credit under Section 4.1), and the Partnership shall pay or otherwise satisfy all such expenses incurred by it following Closing (including without limitation real estate taxes and assessments for which the Partnership has received credit under Section 4.1).

          (b) From and after the Closing, the Partnership shall have the right to receive and retain, subject to Section 4.3(c), below, any amounts required to be paid as Adjustable Tenant Charges by Tenants which were due and payable on or before, but remain unpaid on, the Closing Date, and there shall be no adjustment at Closing with respect thereto. At the Closing, Contributor shall deliver to the Partnership a true and correct statement setting forth in reasonable detail and certifying the amount of Adjustable Tenant Charges collected and expenditures for such items of expense made (and any credits for real estate taxes given) by Contributor for the portion of the Applicable Closing Fiscal Period through the Closing Date and for any prior fiscal period.

          (c)  The Partnership shall, no less frequently than is set forth in
     Section 4.10(d), remit to Contributor any amounts collected by it after the Closing Date which relate to Adjustable Tenant Charges payable with respect to any fiscal period ending prior to the Applicable Closing Fiscal Period. Within 210 days following the end of the Applicable Closing Fiscal Period and from time to time thereafter as amounts are received by the Partnership from Parties, the aggregate amount of Adjustable Tenant Charges, if any, collected by the Partnership on the one hand, and Contributor, on the other hand, with respect to the Applicable Closing Fiscal Period shall be apportioned and adjusted such that the total amount of such Adjustable Tenant Charges received by the Partnership, on the one hand, and Contributor, on the other hand, shall be in the same proportion as the amount of the expense items to which such Adjustable Tenant Charges relate which each of the Partnership, on the one hand, and Contributor, on the other hand, have borne (including without limitation real estate taxes or assessments for which either party has received credit under Section 4.1), and, to the extent that either shall have received a greater amount of Adjustable Tenant Charges, such party or parties shall promptly pay such excess to the other.

     4.4  Advertising and Promotional Contributions.

          (a) Notwithstanding anything to the contrary contained herein, no adjustments or apportionments shall be made with respect to the expense items listed in Section 4.1 hereof for the Applicable Closing Fiscal Period or any prior fiscal period to the extent such expense items are payable or reimbursable from funds collected or held as Advertising and Promotional Contributions. The Partnership shall be responsible for the payment of all such expenses incurred by it and, to the extent of the funds paid by Contributor to the Partnership pursuant to Section 4.4(b), expenses properly incurred by Contributor prior to Closing and Contributor otherwise shall be responsible for the payment of all such expenses incurred by it.

          (b) At the Closing, Contributor shall pay to the Partnership in cash the aggregate of all funds, if any, then held by Contributor as Advertising and Promotional Contributions (or, upon written notice from the Partnership, Contributor shall assign and transfer to the Partnership all of Contributor's right, title and interest in and to the bank account(s) in which such funds are held) and, from and after the Closing, the Partnership shall have the right to collect, receive and retain any amounts required to be paid as Advertising and Promotional Contributions which were due and payable on or before, but remain unpaid on, the Closing Date, and there shall be no adjustment hereunder with respect thereto (other than an adjustment pursuant to Section 4.1(i) for amounts paid or payable by Contributor as Advertising and Promotional Contributions and Section 4.4(d)). At the Closing, Contributor shall deliver to the Partnership a true and correct statement setting forth in reasonable detail and certifying the amount of Advertising and Promotional Contributions collected and expenditures for such items of expense made by Contributor for the portion of the Applicable Closing Fiscal Period through the Closing Date.

          (c) Any amounts collected by the Partnership after the Closing Date which constitute Advertising and Promotional Contributions shall be retained by the Partnership and held and disbursed by the Partnership according to the Leases.

          (d) Whenever Fixed and Other Tenant Charge Arrearage are collected, as contemplated by Section 4.5, the amount remitted to Contributor in accordance with the provisions of Sections 4.5 and 4.7 shall be reduced or Contributor shall make a payment to the Partnership from the amount collected by Contributor to the extent the landlord is obligated under Leases to, or by custom has in the past, made contributions or other payments to the Promotional and Advertising Fund as Fixed and Other Tenant Charge Arrearages are collected, and such withheld or remitted amounts shall be paid to the Promotional and Advertising Fund.

     4.5  Fixed and Other Tenant Charge Arrearage. Subject to the provisions of
Section 4.7, Fixed and Other Tenant Charge Arrearage (which, for purposes of this Section 4.5, shall include, without limitation, any real estate taxes or special assessments or other amounts otherwise required to be paid by a Party directly to the taxing authority but actually paid by Contributor to the taxing authority with respect to the amount of the taxes or special assessments actually paid), if and when collected, shall be paid to the Partnership as to Fixed and Other Tenant Charge Arrearages which relate to periods from and after the Closing Date, and to Contributor with respect to all other Fixed and Other Tenant Charge

Arrearages. Upon payment by Enchanted Planet of deferred base rent due on December 10, 1998 and notwithstanding anything to the contrary contained herein, the Partnership shall promptly remit to Contributor a portion of the same equal to the product of the amount of such deferred base rent collected multiplied by a fraction the numerator of which is the number of days in 1998 preceding the Closing Date and the denominator of which is 334 (and the Partnership may retain the remainder).

     4.6 Sales Based Tenant Charges. Sales Based Tenant Charges which are payable with respect to any period prior to the Closing Date or which have been accrued prior to the Closing Date shall not be apportioned as of the Closing Date. In lieu thereof, such amounts shall be apportioned, after the Closing Date and after final determination thereof, so that the amount thereof to which Contributor shall be entitled shall be the entire amount thereof with respect to any fiscal period ending prior to the Closing Date, and, for each Applicable Closing Fiscal Period (it is recognized that there are different year ends for different Tenants in computing Sales Based Tenant Charges), an amount which bears the same ratio to the total Sales Based Tenant Charges for the Applicable Closing Fiscal Period as the number of days in the Applicable Closing Fiscal Period which have elapsed prior to the Closing Date bears to the total number of days in the Applicable Closing Fiscal Period. At the Closing, Contributor shall deliver to the Partnership a true and correct statement setting forth in reasonable detail and certifying the amount of Sales Based Tenant Charges collected for the portion of the Applicable Closing Fiscal Periods through the Closing Date.

     4.7 Application of Rent Receipts. Notwithstanding anything to the contrary contained herein, in determining the adjustments and apportionments pursuant to Sections 4.3, 4.4, 4.5 and 4.6, any payment of Rent shall be applied to the payment of the item or items of Rent designated or indicated by the Party making such payment (and the Partnership may not suggest in its billings or otherwise that Tenants designate how a payment of rent is to be applied among the item or items of Rent then due and payable). If not designated or indicated, any payment of Rent shall be applied (a) first, to Fixed and Other Tenant Charge Arrearage,
(b) second, to Sales Based Tenant Charges, (c) third, to Adjustable Tenant Charges, (d) fourth, to Advertising and Promotional Contributions and (e) last, to other Rents; and within each such category, such payment shall be applied to pay older arrearages prior to newer arrearages.

     4.8 Security and Utility Deposits. At the Closing, Contributor shall furnish the Partnership with a schedule setting forth and certifying, as of the Closing Date, the unapplied and unreturned portion of any security deposits which have been deposited with Contributor or its agents (or with any predecessor-in-interest to Contributor or any such agent) by any Tenants through the Closing Date (the "Security Deposits") and the amount of any deposits on account with any utility company servicing the Mall or Existing Lender that will continue for the benefit of the Partnership following Closing ("Other Deposits"), and Contributor shall credit to the Partnership at Closing the amount of the Security Deposits (together with all interest, if any, accrued thereon and required to be paid to Tenants or actually paid in accordance with past practices to Tenants). Contributor shall receive a credit at Closing for the amount of the Other Deposits.


     4.9  Collection of Rents.

          (a) The Partnership shall use reasonable best efforts to collect the Fixed and Other Tenant Charge Arrearage, Adjustable Tenant Charges, Sales Based Tenant Charges and other Rents which are payable with respect to the Applicable Closing Fiscal Period and any prior fiscal period (including showing such outstanding amounts on any Tenant billings), but the Partnership shall not be required to retain a collection agency, commence litigation or file proofs of claim or commence an adversary proceeding in a bankruptcy case, or terminate Leases or the Reciprocal Easement Agreement in connection with such collection efforts. The Partnership shall not waive or settle any claims for any such amounts in whole or in part to the extent such amounts, if collected, would be payable to Contributor hereunder. Reasonable collection costs shall be charged against amounts collected and charged to the parties hereto in the proportion in which each is entitled to the proceeds of such collection. The Partnership shall provide to Contributor quarterly reports after Closing with respect to the collection by the Partnership after Closing of any such amounts which are payable with respect to the Applicable Closing Fiscal Period and any prior fiscal year. Contributor shall have the right to pursue the collection of and retain any amounts collected from Tenants on account of Rents who have relinquished possession of their leased premises prior to the Closing Date, and (notwithstanding anything to the contrary contained herein) the Partnership shall have no responsibility with respect to the collection thereof.

          (b) Contributor shall have the right to seek collection of any Fixed and Other Tenant Charge Arrearage or other item of Rent owed to it hereunder and not collected by the Partnership within six months following the later of the Closing Date and the date such item of Rent is due and payable (but Contributor otherwise shall not have the right to seek collection of any Rents except as provided in the last sentence of Section 4.9(a)); provided, however, that in seeking to collect any such Fixed and Other Tenant Charge Arrearage, Contributor shall not be entitled to terminate any Lease or the Reciprocal Easement Agreement or otherwise seek any remedy other than a money judgment against the delinquent Party. Prior to filing any such action, Contributor shall notify the Partnership and the Partnership may join such action. The Partnership shall not be required to join in any such actions or proceedings commenced by Contributor unless the provisions of any law, rule or regulation at the time in effect shall require that such actions or proceedings be brought by and/or in the name of the Partnership, in which event the Partnership shall join and cooperate in such actions or proceedings or permit the same to be brought by Contributor in the Partnership's name but Contributor shall pay all costs and expenses relating thereto, including without limitation the Partnership's reasonable legal fees in reviewing pleadings and other materials filed in connection with such litigation.

          (c) Notwithstanding anything to the contrary contained herein, the Partnership shall have the right at any time on or after the Closing, and whether or not the joinder of the Partnership shall be required as a matter of law, to cause the Partnership to join in, or to be substituted for Contributor in, any proceedings for the eviction of Tenants and/or the collection of Rent which may have been instituted by Contributor either prior to or after the Closing, if the Tenant in question is still in possession of the premises covered by its Lease and if, in connection therewith, the Partnership intends to seek eviction of such Tenant, cancellation of the Lease or repossession of the premises. If the Partnership joins in, or is substituted for Contributor as plaintiff, in any such litigation, the Partnership shall, thereafter, assume sole liability for all costs and expenses of such litigation, including legal fees and expenses, as may thereafter be incurred (except as provided below) and shall thereafter control all aspects of such proceedings, except that the Partnership shall not waive, reduce or otherwise compromise any claims for Rent to the extent that the amount of such claims, if collected, would be payable to Contributor hereunder. Contributor in any event may, at its option, continue to participate in such litigation. In any event, Contributor shall reimburse the Partnership for a pro rata portion of the Partnership's out-of-pocket costs and expenses of such collection in proportion to, but in no event in an amount greater than, the amount, if any, actually received by Contributor after Closing as a result of such proceedings; provided, however, Contributor shall be entitled to a credit for legal fees and expenses incurred by Contributor prior to the intervention by the Partnership in connection with the proceedings previously instituted by Contributor in connection with such collection efforts.

     4.10  Settlement of Adjustments.

          (a) Contributor and the Partnership acknowledge that it may be difficult to calculate, as of the day immediately preceding the Closing Date, certain of the adjustments, apportionments and payments to be made pursuant to this Article IV. Accordingly, Contributor and the Partnership hereby agree that, except as provided in Section 4.1(a), any adjustments, apportionments and payments otherwise required to be made as of the Closing Date may to the extent necessary or desirable be estimated by the Partnership and Contributor based on the most recent available data, and additional adjustments, apportionments and payments shall be made to adjust for any differences between the actual apportionment or adjustment and the amount thereof estimated on the Closing Date. Any errors or omissions in computing apportionments at the Closing shall be corrected promptly after their discovery.

          (b) Except as otherwise provided herein, net prorations and adjustments made pursuant to this Article IV or other sections of this Agreement on the Closing Date shall be settled in cash. From time to time after the Closing as further adjustments are made as herein provided, settlement thereon between Contributor and the Partnership shall be made in cash.

          (c) The Partnership, upon reasonable advance notice, shall provide Contributor with access to the books and records of the Partnership, including back-up calculations and information, relating to the calculation of the adjustments required to be made pursuant to this Article IV.

          (d) Any Rents that are payable to Contributor hereunder shall be paid from time to time following the Closing as determined by the Partnership, but in no event less frequently than quarterly.

          (e) Notwithstanding anything to the contrary contained herein, a final adjustment shall be made on December 31, 1999, with respect to amounts owing under this Article IV as of such date, and the amounts owing settled in cash no later than 10 days thereafter. No further adjustments or payments shall be required to be made under this Article IV thereafter (except with respect to legal proceedings for or bankruptcy claims in respect of the collection of Rent which are pending on such date or legal proceedings or bankruptcy claims brought by Contributor under Section 4.9(b)).

                                   ARTICLE V

                          Title Insurance and Survey


     5.1 Title Commitment. Contributor has caused the Title Company to deliver to the Partnership a commitment of the Title Company (the "Title Commitment") to issue, at and as of Closing, its ALTA Owners Title Insurance Policy in its current form as to Parcels A, B, D and E of the Land (the "Owner's Policy") and an ALTA Owners Leasehold Title Policy in its current form as to Parcels C, D and E of the Land (the "Leasehold Policy" and, together with the Owner's Policy, the "Title Policies") in the aggregate amount of the Gross Asset Value with coverage against matters relating to federal bankruptcy, state insolvency or similar creditors' rights laws and with the following special endorsements:

          (a)  Full extended coverage over all general exceptions;

          (b) An endorsement insuring against any and all liens and claims arising out of or with respect to that portion of the Gart Work and Tank Work, if any, performed prior to the Closing Date; provided, however, that this provision shall be satisfied so long as neither of the Title Policies include exceptions with respect to the portion of the Gart Work or Tank Work, if any, performed prior to the Closing Date;

          (c) An endorsement insuring legal access to the Real Property from each of the streets bordering thereon, and insuring that all such streets are dedicated public streets;

          (d) An endorsement insuring against existing violations of covenants, conditions or restrictions of record affecting the Property and loss of title to the Real Property or the inability of the owner thereof to maintain the improvements now located thereon by reason of any future violation of any such covenant, condition or restriction of record;

          (e)  [INTENTIONALLY DELETED];

          (f)  Zoning endorsement (ALTA 3.1) (with parking);

          (g)  [INTENTIONALLY DELETED];

          (h)  [INTENTIONALLY DELETED];

          (i)  [INTENTIONALLY DELETED];

          (j)  [INTENTIONALLY DELETED].

     The Partnership also may require the issuance at the Closing of such additional endorsements at no additional cost to Contributor as the Partnership deems appropriate, but the issuance thereof shall not be a condition to the Partnership's obligations hereunder.

     Contributor shall cause the Title Company to reinsure portions of the risk covered by its title insurance policies with reinsurance companies reasonably satisfactory to the Partnership under standard reinsurance agreements (providing, at a minimum, for direct access and enforcement of rights by the insured party to and against the reinsurer) which have been approved by the Partnership.


     5.2 Survey. Contributor has delivered to the Partnership a survey for the Real Property, dated not earlier than 90 days prior to the Closing Date, which was prepared by a licensed or registered professional surveyor in the jurisdiction in which such property is located (such survey, the "Survey"). The Survey is an Urban ALTA/ACSM Land Title Survey made in compliance with and meeting the accuracy standards under the "Minimum Standard Detail Requirements for ALTA/ACSM Land Surveys" jointly established by the American Land Title Association and American Congress on Surveying and Mapping then in effect; contains Table A Optional Survey Responsibilities and Specifications 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11 and 13; shows the boundaries of the Land; discloses whether or not the Land comprises a single parcel of land with no strips, gores or gaps within its boundaries; discloses any encroachments of any Improvements located primarily on the Land onto adjoining premises or public ways (and whether or not a valid easement for the benefit of such property exists and is in place with respect to each such encroachment) or onto or over setback or building or side yard lines located on the Land or of improvements located primarily on adjoining premises onto any portion of the Land (and whether or not a valid easement for the benefit of the adjoining premises exists and be in place with respect to each such encroachment); locates all easements created by recorded instruments (to the extent plottable) or visible on the Land and discloses any encroachment by any of the Improvements located thereon, or any other structures located on the Land, in violation of any such easements; contains a legal description of the Land; shows the location of any adjacent public streets, disclosing access, if any, to the Land therefrom; shows the configuration and number of parking spaces on the Land; shows the area of the Land; indicates whether the Land is located in an area designated by HUD as having special flood risks and contains a certificate of the surveyor attesting to the accuracy of the Survey and its conformity to the requirements of the aforesaid Minimum Standard Detail Requirements, which certificate is directed to the Partnership, the Existing Lender and the Title Company.


     5.3  Title and Survey Defects.

          (a) If any update to the Title Commitment or any update to the Survey discloses exceptions to title other than the

     Permitted Exceptions, the Partnership shall notify Contributor in writing.

          (b) Upon receipt of any such notice, Contributor shall (i) cause any such exceptions which are monetary liens of a fixed and ascertainable amount that may be removed and/or bonded solely by the payment of money, including without limitation, judgment and mechanics' liens, to be removed at or prior to the Closing and shall deposit with the Title Company releases or other appropriate instruments, in recordable form, sufficient to cause the removal of such items from the title; and (ii) use reasonable best efforts to cause all other such title exceptions or matters to be so released and removed from title and waived from the Title Commitment (or insured over at its sole cost by the Title Company by an endorsement reasonably satisfactory to the Partnership) or otherwise cured (but, with respect to title exceptions and other matters referred to in clause (ii) of this Section 5.3(b) that do not result from the intentional act or acts of Contributor or the failure of Contributor to pay or otherwise satisfy obligations incurred by it, Contributor shall not be obligated to expend more the $10,000 in the aggregate, including without limitation the cost of title company endorsements).

          (c) Nothing contained in this Section 5.3 shall limit the rights of the Partnership in respect of a breach by Contributor of Section 10.2.

          (d) If, despite compliance by Contributor with its obligations contained herein, title is not insurable at Closing as required by Section
     5.1 and this Section 5.3 (including the removal of or issuance of insurance over or other cure of all matters specified in any of the above notices), then the Partnership may, as its sole remedy, (A) waive such defects and accept title subject to all such defects (without any abatement or reduction of the consideration hereunder) or (B) terminate this Agreement by giving written notice of such termination to Contributor. In the event that this Agreement is terminated, this Agreement shall be null and void and the parties shall be released from all further rights and obligations under this Agreement (other than any right or obligation that expressly survives the termination of this Agreement).


     5.4 Title Insurance Premiums and Survey Costs. Except as otherwise set forth herein, Contributor shall pay the premiums and other charges in connection with the issuance of the owner's title policies and endorsements complying with the requirements of Section 5.1 (but each of Contributor and the Partnership shall pay one-half the cost of the endorsement listed in clause (d) of Section 5.1) and the Survey.

                                  ARTICLE VI
                        Representations and Warranties
                        ------------------------------

     6.1 Partnership Representations and Warranties. The Partnership represents and warrants to Contributor as follows as of the date hereof and as of the Closing Date:

          (a) The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware with full right, power and authority to execute, deliver and perform this Agreement.

          (b) The execution, delivery and performance by the Partnership of this Agreement have been duly and validly authorized by all requisite action on the part of the Partnership. This Agreement has been, and the Partnership Closing Documents to which the Partnership is a party will be, duly executed and delivered by the Partnership. This Agreement constitutes, and when so executed and delivered such Partnership Closing Documents will constitute, the legal, valid and binding obligations of the Partnership, enforceable against it in accordance with their terms.

          (c) None of the execution, delivery or performance of this Agreement or the Partnership Closing Documents by the Partnership does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default or result in a loss of rights under or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under (i) the organizational documents of the Partnership or any material agreement, instrument or other document to which the Partnership is a party or by which the Partnership is bound or (ii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to the Partnership.

          (d) No broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Partnership.

          (e) No bankruptcy, insolvency, rearrangement or similar action involving the Partnership, whether voluntary or involuntary, is pending or, to the best of the Partnership's knowledge, threatened.

          (f) The Partnership acknowledges and agrees that the Contributor has made and makes no representation and warranty, whether implied or express, as to: the physical condition of the Property; compliance of the Property with Environmental Laws, regulations and ordinances relating to Hazardous

     Materials and toxic waste; the presence or absence of underground tanks, pipelines or appliances; the susceptibility of the Property to flooding; or any other matter of municipal, county, state or United States law regarding the use and enjoyment of the Property or liability relating to the ownership thereof, or any other matter or thing affecting or relating to the Property, except as expressly set forth in this Agreement or the Closing Documents. The Partnership acknowledges and agrees that no such representation or warranty has been made other than as are expressly set forth in this Agreement or the Closing Documents and, subject to other provisions of this Agreement, agrees to take the Property "AS IS". The Partnership acknowledges and agrees and represents that it has inspected the Property (including the conditions outlined above). Nothing contained in this section shall limit the liability of Contributor for breach of the representations and warranties contained herein or in the Contributor Closing Documents, such representations and warranties having been relied upon by the Partnership in connection with its investigation of the Property.

          (g) As of the date hereof, the Memorandum and the documents incorporated by reference therein do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that the Partnership makes no representations or warranties as to (i) the information contained in or omitted from the Memorandum in reliance upon and in conformity with information furnished by Contributor to the Partnership or (ii) the tax consequences of the Transactions as more fully set forth in Section 6.2(ad).

     6.2 Contributor's Representations and Warranties. Contributor represents and warrants to the Partnership as follows (other than the representations and warranties contained in Sections (aa) through (ag), which are made solely by P&P in its individual capacity) as of the date hereof and as of the Closing Date:

          (a) Contributor is a joint venture duly formed, validly existing and in good standing under the laws of the State of Colorado with full power and authority to execute, deliver and perform this Agreement. Each venturer of Contributor is a partnership duly formed, validly existing and in good standing (to the extent applicable) under the laws of the State of Colorado with full power and authority to execute and deliver this Agreement in its capacity as venturer of Contributor. The execution, delivery and performance of this Agreement by Contributor has been authorized by all necessary partnership action on the part of Contributor, and the execution and delivery of this Agreement by each venturer of Contributor in its capacity as venturer of Contributor has been authorized by all necessary partnership action. This Agreement has been, and when executed and delivered the Contributor Closing Documents will have been, duly executed and delivered by Contributor in its individual capacity and by each venturer of Contributor in its capacity as venturer of Contributor. This Agreement constitutes, and when so executed and delivered the Contributor Closing Documents will constitute, the legal, valid and binding obligations of Contributor, enforceable against it in accordance with their terms.

          (b) Subject to obtaining the consent of the Existing Lender in accordance with Section 2.4 and obtaining the court approval referred to in
     Section 2.12, none of the execution, delivery or performance of this Agreement by Contributor or the consummation of the Transactions does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default, result in a loss of rights, acceleration of payments due or creation of any Lien upon the Property or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under
     (i) the organizational documents of Contributor or either of its venturers,
     (ii) any agreement, instrument or other document to which Contributor or either of its venturers is a party or by which any of them is bound or
     (iii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to any of them.

          (c) At Closing, the Partnership (and/or its designees) will have good and marketable title to the Property (other than the Land and the other Real Property to the extent covered by the Title Policies), free and clear of all Liens other than the Permitted Exceptions (including without limitation Liens created pursuant to the Existing Indebtedness Documents) and Liens created by, under or through the Partnership. The Property comprises all of the assets and property necessary to operate the Mall as now operated.

          (d) Schedule 6.2(d) contains a list of all permits and licenses currently maintained with respect to the Property and they are all of the licenses and permits which are required for the present use of the Property. Contributor has not received any notice of violation of any such license or permit from any federal, state or municipal entity that has not been cured or otherwise resolved to the satisfaction of such governmental entity.

          (e) To Contributor's knowledge and except as stated in Schedule 6.2(r), neither Contributor nor the District has received any notice from any governmental unit or other Person (including without limitation any consultant or engineer engaged by Contributor or any other Person) that it or the Real Property or any occupant thereof is not in compliance with any Environmental Law, that the Real Property or any portion thereof has been used as a storage or disposal site for Hazardous Materials (other than the storage of substances commonly present at or used in the operation and maintenance of shopping centers in quantities commonly present at shopping centers and in compliance with applicable laws) or that it has any liability with respect thereto, and there are no administrative, regulatory or judicial proceedings pending or, to Contributor's knowledge, threatened with respect thereto pursuant to, or alleging any violation of, or liability under any Environmental Law.

          (f) Contributor has delivered a rent roll for the Mall (the "Rent Roll") by memoranda dated March 19, 1998 and March 20, 1998 from Lana Duensing to Joel Bayer and Avram Feldman. The Rent Roll shows identification of each rentable space in the Mall by space number, whether leased or not, and for each such space, the name of the Tenant, the minimum or fixed annual rent payable for 1998, the percentage sales rate (all of the foregoing information, the "Basic Information"), the sales breakpoint for percentage rent, the commencement and expiration dates of the current Lease term, the square footage of such space, the unapplied amount of any security or other deposit held, all delinquencies in Rent, all outstanding rent abatements, all outstanding tenant fit-out allowances and other tenant concessions or inducements, all renewal options and "kick-out" clauses (excluding cotenancy clauses). All information therein is accurate as of March 19, 1998 (except that any of such information other than the Basic Information is deemed to have been modified to the extent of conflicting information contained in the Leases). Except as set forth in the Rent Roll, no Tenant has paid any rent in advance except for the current month.

          (g) Schedule 6.2(g)-1 contains a complete and correct list of all existing Leases and modifications thereof and supplements thereto (including without limitation side letters) regardless of whether the terms thereof have commenced, setting forth with respect to each (i) the date thereof and of each modification thereof and supplement thereto and (ii) the names of the parties thereto (including the name of the current assignee, if any, but only if and to the extent Contributor has actual notice of any such assignment). The documents listed on Schedule 6.2(g)-2 constitute a complete and correct list of the reciprocal easement agreements and allocable share agreements (which shall be deemed part of the Reciprocal Easement Agreement for purposes of this Agreement) relating to the Real Property and modifications thereof and supplements thereto (including without limitation side letters) (the "Reciprocal Easement

     Agreement") setting forth with respect to each (i) the date thereof and of each modification thereof and supplement thereto and (ii) the names of the parties thereto. True and complete copies of the Reciprocal Easement Agreement and Leases, including each written modification thereof and supplement thereto and all material correspondence between the parties thereto have heretofore been furnished or made available to the Partnership for inspection. The Reciprocal Easement Agreement and each Lease constitutes the entire agreement between the parties thereto and there are no oral promises or agreements amending or modifying the same.

          (h) There are no leases or other rights of occupancy or use relating to the Real Property other than the Leases, the Ground Lease and the Reciprocal Easement Agreement and other rights of Persons arising under instruments or agreements which comprise Permitted Exceptions and/or the Contracts, except subleases, concessions or license agreements which may have been entered into by Tenants or by subtenants of Tenants. Contributor has received no notice of the termination of any easement granted in the Leases and the Reciprocal Easement Agreement.

          (i)  (i)    No Party to the Reciprocal Easement Agreement or any Lease
     has made any claim to Contributor (A) that Contributor has defaulted in any extent in performing any of its obligations under the Reciprocal Easement Agreement or such Lease which has not heretofore been cured, (B) that any condition exists which with the passage of time would constitute any such default, or (C) that such Party is entitled to any reduction in, refund of, or counterclaim or offset against, or is otherwise disputing, any Rents or other charges paid, payable or to become payable by such Party, to cancel the Reciprocal Easement Agreement or such Lease or to be relieved of its operating covenants thereunder.

               (ii) Except for delinquencies in the payment of Rents disclosed in the Rent Roll and except as set forth on Schedule 6.2(i), to Contributor's knowledge, no default exists under the Reciprocal Easement Agreement or any Lease on the part of the Party or Parties thereto. Contributor is not in default (without giving effect to any applicable notice and cure rights) in any respect with respect to any Lease or the Reciprocal Easement Agreement.

               (iii) There are no unsatisfied rent abatements or other tenant concessions or inducements, including, without limitation, lease assumptions or buy-outs, applicable to any of the Leases or any rights to extend or renew any of the Leases except as set forth in the Rent Roll.

               (iv) No Party to any Lease or the Reciprocal Easement Agreement has any rights, options or rights of first refusal of any kind which are currently in effect, to purchase or to otherwise acquire the Real Property or any part thereof or interest therein other than the rights of such Tenant (as tenants only) under its Lease or such Party to the Reciprocal Easement Agreement under the Reciprocal Easement Agreement with respect to easements and the Right of First Refusal only.

          (j) Contributor has furnished the Partnership with audited financial statements for the Mall (consisting of balance sheets and income statements) as of, and for the calendar years ended, December 31, 1995, 1996 and 1997 (the "Annual Financial Statements"), audited financial statements for the District (consisting of balance sheets and income statements) as of, and for the calendar years ended, December 31, 1996 and 1997 (the "District Financial Statements"), and unaudited financial statements for the Mall (consisting of balance sheets and income statements) as of and for the one-month period ended January 31, 1998 (the "Interim Financial Statements" and, together with the Annual Financial Statements and District Financial Statements, the "Financial Statements"). The Financial Statements are consistent with the books and records and accounts of Contributor or the District, as the case may be, and fairly present the financial condition and results of operations of Contributor or the District, as the case may be, as of the dates thereof and for the periods referred to therein, and, except for the absence of footnotes and subject to normal year-end accruals as to the Interim Financial Statements, the Financial Statements have been prepared in accordance with the income tax basis method of accounting (or, in the case of the District Financial Statements, generally accepted accounting principles as provided therein) consistently applied throughout the periods indicated. Since December 31, 1997, the business or activities of the Mall and the District have been conducted in the ordinary course consistent with past practice and there have been no material adverse changes in the financial condition of the Mall or the District, and Contributor has no knowledge of any circumstance or event which, insofar as can be reasonably foreseen, is likely to result in any such material adverse change (except for changes that might occur as the result of general economic and market conditions).

          (k) Schedule 6.2(k) lists the patents, trademarks (including registrations thereof), and trade names which are used by Contributor in connection with the operation of the Mall (the "Intellectual Property"). To Contributor's knowledge, the conduct of the business of Contributor and the use of the Intellectual Property do not infringe upon the patents, trademarks, copyrights or other intellectual property rights of any third party and no third parties are currently infringing upon the patents, copyrights, trademarks or other intellectual property rights of Contributor. Contributor has not granted to any Person or Persons the right to use the Intellectual Property or any portion thereof.

          (l) Neither Contributor nor Existing Manager is a party to or is bound by any collective bargaining or union agreements with respect to the Mall. Neither Contributor nor Existing Manager has encountered any labor union organizing activity or experienced any actual or threatened employee strikes, work-stoppages, slow-downs or lockouts. Contributor has no employees and does not maintain or sponsor any employee benefit plan, including, without limitation, any plans subject to the Employer Retirement Income Security Act of 1974, as amended.

          (m) Schedule 6.2(m) contains a true and complete list of all Contracts with respect to the Mall, including all modifications thereof and supplements thereto (including without limitation side letters and the material terms of oral contracts). There has been no default (without giving effect to any notice and cure rights) by Contributor or, to Contributor's knowledge, any Party under any Contract which has not heretofore been cured. Contributor has not received notice of any claim by a Party of any such default, which has not heretofore been cured. A true and complete copy of each written Contract, including any amendments or supplements thereto, has been delivered or made available to the Partnership. Such documents constitute the entire agreement between the parties thereto and there are no oral promises or agreements amending, modifying or supplementing the same.

          (n) No condemnation proceeding or other proceeding or action in the nature of eminent domain is pending with respect to all or any part of the Real Property, and, to Contributor's knowledge, no condemnation proceeding or other proceeding or action in the nature of eminent domain is pending with respect to any property owned by a Party to the Reciprocal Easement Agreement which is the subject of the Reciprocal Easement Agreement and no Taking is threatened with respect to all or any part of the Real Property or any property owned by a Party to the Reciprocal Easement Agreement which is the subject of the Reciprocal Easement Agreement.

          (o) The Real Property is an independent unit which does not now rely on any facilities (other than facilities covered by Permitted Exceptions [including, without limitation, the Reciprocal Easement Agreement] or facilities of municipalities or public utility and water companies) located on any property not included in the Real Property to fulfill any municipal or governmental requirement or for the furnishing to the Real Property of any essential building systems or utilities, including but not limited to, water, electrical, plumbing, mechanical and heating, ventilating and air conditioning systems, drainage facilities, catch basins and retention ponds, sewage treatment facilities and the like, unless recorded easements or other rights are in effect for the benefit of the Real Property (which run with the land) for the continued use and benefit thereof. Except as may be covered by the Permitted Exceptions (including, without limitation, the Reciprocal Easement Agreement), no building or other improvement not included in any part of the Real Property relies on any part of the Real Property to fulfill any governmental or municipal requirement or to provide facilities to such building or improvement for any essential building systems or utilities, including, without limitation, electrical, plumbing, mechanical, sewage treatment or heating, ventilating and air conditioning facilities or services.

          (p) Copies of current real estate tax bills with respect to the Real Property, other than tax bills sent to Tenants who have the obligation to pay such taxes to the collecting authority, have been delivered to the Partnership. No portion of the Real Property comprises part of a tax parcel which includes property other than property comprising all or a portion of the Real Property. No application or proceeding is pending with respect to a reduction in or refund of or increase in such taxes. Contributor has no knowledge of any special tax or assessment to be levied against the Real Property or any change in the tax assessment of the Real Property.

          (q) To Contributor's knowledge, Contributor has not received notice that there is and, except as set forth on Schedule 6.2(i) and to Contributor's knowledge, there does not now exist any violation of any restriction, condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Real Property or any portion thereof.

          (r) Except as set forth in Schedule 6.2(r) and to Contributor's knowledge, each of the Property and the District is in compliance with all laws, statutes, rules, regulations, and ordinances (including without limitation the ADA but excepting all Environmental Laws), and neither Contributor nor the District has received any notice from any governmental authority having jurisdiction over the Real Property, the Mall or the District or from any other Person (including without limitation a consultant or engineer or any insurance company or Board of Fire Underwriters) (A) of any violation of any law, ordinance, order or regulation (including without limitation the ADA) relating to the Mall or the District which has not heretofore been complied with or (B) requiring Contributor, the Ground Lessor or the District to make any alterations, improvements or changes in or about the Real Property or any portion thereof which have not been completed. None of Contributor, the Ground Lessor or the District has any obligation to any other governmental authority for the performance of any capital improvements or other work to be performed in or about the Real Property or donations of monies or land (other than general real property taxes) which have not been completely paid for or otherwise performed.

          (s) Except as provided in Schedule 6.2(s), there is no litigation, including any arbitration, investigation or other proceeding by or before any court, arbitrator or governmental or regulatory official, body or authority which is pending or, to Contributor's knowledge, threatened against Contributor, the District or the Ground Lessor relating to the Property or the Transactions and there are no unsatisfied arbitration awards or judicial orders against Contributor, the District or the Ground Lessor relating to the same. Copies of all pleadings and other documents which have been requested with respect to the litigation described on
     Schedule 6.2(s) have been furnished to the Partnership and are true, accurate and complete in all respects.

          (t) Schedule 6.2(t) contains a true and accurate list of all policies of insurance relating to the Mall and the District, which policies are and will be kept in full force to and including the Closing Date. All premiums for such insurance have been paid in full. Neither Contributor nor the District has received (and Contributor has no knowledge of) any notice or request from any insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) cancelling or threatening to cancel any of said policies or denying or disputing coverage thereunder. The Insurance Policy is freely assignable to the Partnership or its designee and, except for the premiums therefor, contains the same terms as the policy which it replaced. A true and complete copy of such replaced policy, including any modifications thereof or supplements thereto, and the premium information for the Insurance Policy have been furnished to the Partnership.

          (u) Except as set forth in Schedule 6.2(s) and to Contributor's knowledge, none of the Tenants or Anchors is the subject of any bankruptcy, reorganization, insolvency or similar proceedings or has ceased or reduced or intends to cease or reduce operations at the Mall other than temporarily due to casualty, remodeling, renovation or similar cause.

          (v)  [INTENTIONALLY DELETED].

          (w) Schedule 6.2(w) accurately sets forth (i) a list of all instruments, agreements and other documents relating to the Existing Indebtedness and all modifications or amendments thereof and supplements thereto (including without limitation guaranties, indemnity agreements and side letters) (the "Existing Indebtedness Documents"), (ii) the date of the Existing Indebtedness Documents and of each modification or amendment thereof and supplement thereto, (iii) the name of the holders of the Existing Indebtedness as of the date hereof, (iv) the unpaid balances thereof as of the date hereof, (v) the security therefor as of the date hereof and (vi) the amount of any deposits or escrows held or established in connection therewith. The Existing Indebtedness Documents are in full force and effect, Contributor has not received any notice of default under any Existing Indebtedness Document, and no default on the part of Contributor or, to the Contributor's knowledge, any other Party thereto exists thereunder (without regard to notice and cure provisions). A true and complete copy of the Existing Indebtedness Documents, including without limitation each written modification thereof and supplement thereto, have heretofore been furnished to the Partnership. Such documents constitute the entire agreement between the parties thereto, and there are no oral promises or agreements amending or modifying the same. The outstanding principal amount of the Key Bank Indebtedness is $2,936,905.00 as of the date hereof, and the Key Bank Indebtedness may be repaid in full at Closing without notice or penalty.

          (x) Except as set forth on Schedule 6.2(x), neither Contributor nor the Ground Lessor is under obligation to make contributions or otherwise provide assistance to any promotional association or promotional fund and has not customarily in the past made or provided any such contributions or assistance. Contributor has paid or remitted to the Promotional and Advertising Fund any amounts (including without limitation amounts received by it from Tenants and other Parties that constitute contributions to such promotional association or fund) that are required to be paid or remitted by it to such promotional fund.

          (y) To Contributor's knowledge, Contributor has delivered to the Partnership true and complete copies of all environmental reports (including without limitation asbestos surveys), engineering reports, ADA surveys and other material reports or studies relating to the Mall or the Property that were prepared at the request of or otherwise are in the possession of Contributor, the Ground Lessor or any Affiliate of Contributor. Contributor does not warrant the accuracy of any such report, but Contributor does not have knowledge of any inaccuracy contained therein.

          (z) Except as indicated on Schedule 6.2(z), none of Contributor, the Guarantors or any spouse or child of

     Guarantors directly or indirectly owns or leases any land within a one (1) mile radius of the Real Property.

          (aa) Each of Contributor and P&P has been advised that the Units to be issued to Contributor hereunder shall not be registered under the 1933 Act or under the securities laws of any state or other jurisdiction; that the Partnership shall not have any obligation to register the same in connection with the offering, sale or issuance thereof to it pursuant hereto or at any time thereafter; that the Units are subject to restrictions on transfer contained in the Partnership Agreement and herein and, in any event, cannot be sold unless they are subsequently registered under the 1933 Act or an exemption from such registration is available; and that the Partnership, in issuing its Units in accordance with the provisions hereof, is relying upon the representations contained herein and in the Questionnaires.

          (ab) Each of Contributor and P&P has received a copy of, has been advised to read, and has read the Memorandum, including its exhibits, and each of Contributor and P&P has become familiar with the Memorandum's terms and provisions.

          (ac) Each of Contributor and P&P has been provided with such other information regarding the Partnership as it has requested and has had an opportunity to meet with and ask questions of representatives of the Partnership. No oral or written representations have been made to either Contributor or P&P in connection with the Transactions which are in any way inconsistent with the information contained in the Memorandum and this Agreement, and, if any representations or warranties were made that do not expressly state in writing that they supersede this disclaimer, neither Contributor nor P&P is relying on or will rely on them.

          (ad) Each of Contributor and P&P understands that the Transactions may involve complex tax consequences, that it has been advised to consult with, and has consulted with, independent tax counsel, regarding the tax consequences of the Transactions and that each of Contributor and P&P is relying solely upon the advice of its own tax advisors in evaluating such consequences and that none of the Partnership, the General Partner or their advisors have made (nor shall they be deemed to have made) any representations as to the tax consequences of the Transactions.

          (ae) Each of Contributor and P&P is an "accredited investor" within the meaning of Regulation D under the 1933 Act and has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of receiving and owning the Units to be issued to Contributor pursuant hereto, and each of Contributor and P&P is able to bear the economic risk of such ownership. Neither Contributor nor P&P learned of the Units or was attracted or induced to enter into this Agreement as a result of any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to it in connection with investments in real estate generally.

          (af) The Units to be acquired by Contributor pursuant to this Agreement are being acquired by Contributor for its own account, for investment purposes only and not with a view to, and with no present intention of, selling or distributing the same (other than a distribution of Units to the Qualified Investors in which no consideration is paid by any of such Qualified Investors).

          (ag) All information provided by Contributor or P&P to its venturers or partners (or the partners of such venturers) in connection with the issuance of the Units (the "Contributor Information") (other than the Memorandum [except for information contained in or omitted from the Memorandum in reliance upon and in conformity with information provided by Contributor or P&P to the Partnership] and any other data supplied in writing by the Partnership and expressly identified as information supplied for inclusion in the Contributor Information and incorporated therein as supplied by the Partnership) contained no untrue statement of material fact and did not omit to state any material fact necessary in order to make the statements therein not misleading. P&P has provided copies of all Contributor Information to the Partnership for its review, but such review shall not impose any liability on the Partnership for any untrue or misleading statements or omissions in the Contributor Information.

          (ah) Contributor acknowledges that the General Partner may be obligated, under applicable securities laws, to disclose information relating to the Transactions in registration statements or public reports filed under such laws (which registration statements and reports may be filed prior to or following the Closing Date). Contributor consents to the inclusion by the General Partner in any such registration statements or public reports of information provided to the Partnership by or on behalf of Contributor in connection with this Agreement without further notice to Contributor and confirms that none of such information contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements therein not misleading.

          (ai) The District is a duly organized and validly existing governmental subdivision of the State of Colorado with full power and authority to conduct its activities as they are currently being conducted.
     Schedule 6.2(ai) accurately sets forth (i) a list of all organizational documents of the District and indentures, evidences of indebtedness and other agreements or instruments to which the District is a party or is bound and all modifications or amendments thereof and supplements thereto (the "District Documents"), (ii) the date of the District Documents and of each modification or amendment thereof and supplement thereto, (iii) the unpaid balances as of the date hereof of any indebtedness created pursuant to the District Documents, (iv) the security therefor as of the date hereof and (v) the amount of any deposits or escrows held or established in connection therewith. The District Documents are in full force and effect, neither Contributor nor the District has received any notice of default under any District Document, and no default on the part of the District or, to Contributor's knowledge, any other Party thereto exists thereunder (without regard to notice and cure provisions). A true and complete copy of the District Documents, including without limitation each written modification thereof and supplement thereto, have heretofore been furnished to the Partnership. Such documents constitute the entire agreement between the parties thereto, and there are no oral promises or agreements amending or modifying the same. The District has no liabilities (absolute, accrued, contingent or otherwise) except liabilities arising under the District Documents. The District has made no payments to, or reduced amounts due to the District by, Contributor or any of its Affiliates except for amounts paid in accordance with the Existing Management Agreement between a predecessor in interest of the Existing Manager and the District and reductions on account of reductions in the mill levy.

          (aj) The Ground Lease is in full force and effect, there has been no default by Contributor or the Ground Lessor under the Ground Lease, Contributor has received no notice of default thereunder, the Ground Lease contains the entire agreement between Contributor and the Ground Lessor and there are no oral promises or agreements amending or modifying the same.

          (ak) No broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Contributor (other than Marcus & Millichap Inc., whose fee or commission of not more than $1,000,000 shall, upon and subject to the occurrence of Closing, be paid by the Partnership and shall reduce Net Asset Value).

     For purposes of this Agreement, the phrase "to Contributor's knowledge" and other phrases of similar import only shall refer to the actual, current, subjective knowledge of the Guarantors, Shell Cook and Eileen Stembler.

     Notwithstanding anything to the contrary contained herein, (a) the liability of Contributor for a breach of the representations and warranties set forth herein or in the Contributor Closing Documents other than the Estoppels for a Missing Tenant (including the indemnification obligations of Contributor under clause (i) of Section 10.1(a)) shall not exceed in the aggregate $11,300,000.00 and (b) the liability of Contributor for breach of the Estoppels for a Missing Tenant shall not exceed in the aggregate the sum of $250,000.00 (but nothing contained in this sentence shall affect or limit Contributor's liability under this Agreement or the Contributor Closing Documents to the extent that such liability also arises under other indemnities and covenants contained herein or in the Closing Documents other than the Estoppels for a Missing Tenant).

                                  ARTICLE VII
                Access and Certain Rights of Early Termination
                ----------------------------------------------

     7.1  Due Diligence and Access.

          (a) From the date hereof until the Closing, Contributor shall give the Partnership and its representatives and consultants, during normal business hours, upon reasonable notice and in a manner that does not unreasonably interfere with the operation of Contributor's business, access to and the right to inspect the Mall and the Property (including without limitation for purposes of conducting environmental testing, the cost of which shall be borne by the Partnership). From the date hereof until Closing and upon request by the Partnership, Contributor promptly shall provide the Partnership with other material information and data with respect to the Mall and the Property which is in the possession of Contributor or the Existing Manager, including without limitation copies of Leases, the Reciprocal Easement Agreement and the Contracts and such financial and other information as the Partnership reasonably requests with respect thereto. The Partnership may contact Parties as the Partnership deems appropriate in connection with its due diligence examination. The Partnership shall bear all expenses associated with its due diligence activities, promptly restore the Property to its former condition, and not permit the Property to become subject to any Liens on account of such due diligence activities.

          (b) From the date hereof until the Closing, the Partnership shall provide to Contributor such public information and data with respect to the Partnership and the

     General Partner which is in the Partnership's possession and which Contributor may request.

          (c) The Partnership shall indemnify, defend and hold harmless Contributor and its successors and assigns from and against any Loss proximately caused by the exercise by the Partnership of its rights of access and inspection pursuant to the provisions of this Section 7.1. The indemnification obligations of the Partnership under this Section 7.1(c) shall survive the termination of this Agreement.

     7.2  [INTENTIONALLY DELETED]

                                 ARTICLE VIII
                             Conditions to Closing
                             ---------------------

     8.1 Conditions to Contributor's Obligations. Contributor's obligation to close is subject to satisfaction of each of the following conditions (any of which may be waived by Contributor in its sole discretion):

          (a) Compliance with Agreement. On the Closing Date, all of the covenants and agreements to be complied with or performed by the Partnership under this Agreement on or before the Closing shall have been complied with or performed in all material respects.

          (b) Accuracy of Representations and Warranties. The representations and warranties made by the Partnership in this Agreement (without regard to materiality qualifications contained therein and any supplementation in accordance with Sections 3.3(f) or 10.3) shall be true and complete in all material respects on and as of the Closing Date (without regard to events or developments permitted hereunder or as to which Contributor has otherwise consented in writing).

          (c) No Other Termination. No termination of this Agreement by Contributor or the Partnership shall have occurred pursuant to any other provision hereof.

          (d) Consent Obtained; Etc. The consent of the Existing Lender pursuant to Section 2.4 shall have been obtained and the Anchors shall not have exercised the Right of First Refusal.

          (e) No Litigation. At Closing, there is no litigation, including any arbitration, investigation or other proceeding, pending by or before any court, arbitrator or governmental or regulatory official, body or authority or any decree, order or injunction issued by any such court, arbitrator or governmental or regulatory official, body or authority and remaining in effect which does or is likely to prevent or hinder the timely consummation of the Closing by the Partnership.

     8.2 Conditions to Partnership's Obligations. The Partnership's obligation to close is subject to satisfaction of each of the following conditions (any of which may be waived by the Partnership in its sole discretion):

          (a) Compliance with Agreement. On the Closing Date, all of the covenants and agreements to be complied with or performed by Contributor or P&P under this Agreement on or before the Closing shall have been complied with or performed in all material respects.

          (b) Accuracy of Representation and Warranties. The representations and warranties made by Contributor and P&P in this Agreement (without regard to materiality qualifications contained therein and any supplementation in accordance with Sections 3.2(k) or 10.3) shall be true and complete in all material respects on and as of the Closing Date (without regard to the bankruptcy or default of any Anchor or Tenant that occurred following the date hereof which was not caused by the acts of Contributor (a "Post-Signing Occupant Event") or events or developments permitted hereunder or as to which the Partnership has otherwise consented in writing). Notwithstanding anything to the contrary contained herein, the Partnership shall have no right to assert a claim for breach of this Agreement, to seek a reduction in the consideration payable hereunder or to refuse to close hereunder on account of any Post-Signing Occupant Event.

          (c) Estoppels Obtained. The Estoppels shall have been obtained in accordance with Section 10.7 and such Estoppels shall contain no material deviations from (i) the forms thereof provided by or approved by the Partnership (or, where applicable, the Prescribed Form) or (ii) the information contained in this Agreement and the schedules hereto (without regard to the deemed modification of the rent roll pursuant to the parenthetical contained in the second to last sentence of Section 6.2(f)) or the information otherwise furnished to the Partnership by Contributor (without limiting the foregoing, the Estoppels shall contain no assertion of default by Contributor as the result of the matter described on Schedule 6.2(i)). Notwithstanding any provision in this Agreement to the contrary, if Contributor has not obtained Estoppels from all Anchors or Tenants (the Parties from whom Estoppels have not been obtained being herein called the "Missing Parties") but has obtained the Required Estoppels, Contributor shall, in its own capacity, satisfy the condition of this Section 8.2(c) with respect to the Estoppel from each Missing Party by executing and delivering to the Partnership at Closing an Estoppel for such Missing Party in the form prescribed by

     Section 10.7 (with appropriate changes to such form to reflect that Contributor and not such Missing Party is signing such Estoppel and containing no representation concerning environmental matters) and meeting the requirements set forth in the first sentence of this Section 8.2(c) and the Partnership shall accept same as if executed by the Missing Party.

          (d) Consents Obtained; Gap Renewal. The Contract Party Consents and the consent and agreement of the Existing Lender pursuant to Section 2.4 shall have been obtained, and the Anchors shall not have exercised the Right of First Refusal (and, with respect to Wards, the court approval referred to in Section 2.12 shall have been obtained).

          (e) Issuance of Title Policies. The Title Company shall have issued, or be irrevocably committed to issue, the Title Policies as herein contemplated subject only to the Permitted Exceptions with respect thereto.

          (f) No Other Termination. No termination of this Agreement by the Partnership or Contributor shall have occurred pursuant to any other provision hereof.

          (g) No Litigation. At Closing, there is no litigation, including any arbitration, investigation or other proceeding, pending by or before any court, arbitrator or governmental or regulatory official, body or authority or any decree, order or injunction issued by any such court, arbitrator or governmental or regulatory official, body or authority and remaining in effect which does or is likely to prevent or hinder the timely consummation of the Closing or materially adversely affect the Mall or the operation thereof. Nothing contained in this Article VIII shall relieve any party hereto of responsibility for the breach by such party of a representation, warranty or covenant of such party contained in this Agreement.

                                  ARTICLE IX
                         Condemnation and Destruction
                         ----------------------------

     9.1  Casualty or Condemnation in General.

          (a) If prior to the Closing Date the Property shall be the subject of a Taking or Casualty, Contributor shall promptly inform the Partnership of same.

          (b) If prior to the Closing Date the Property shall be the subject of a Substantial Taking or a Substantial Casualty, the Partnership may by written notice delivered to Contributor on or before the Closing Date, elect as its sole remedy on account thereof, either (i) to terminate this Agreement, and the rights of the parties hereto, in which event this Agreement (other than any right or obligation that expressly survives the termination of this Agreement) shall terminate as of the date of delivery of such notice; or (ii) to continue this Agreement in effect, in which event (A) the Partnership shall be entitled to receive and retain any and all insurance proceeds, whether collected before or after Closing (and Contributor shall pay in cash to the Partnership all deductibles paid or payable in respect thereof), or condemnation awards with respect thereto (less, in each such case, (i) reasonable costs of collection thereof (other than the cost of deductibles), and (ii) amounts, if any, applied by Contributor prior to Closing to preservation, repair or restoration), and
     (B) Contributor shall cooperate in all reasonable respects with the Partnership at the Partnership's sole cost and expense, in connection with the collection thereof, to the extent not collected at the Closing.

          (c) If prior to the Closing Date, the Property or any portion thereof is (i) the subject of a Taking (other than a Substantial Taking) or (ii) the subject of a Casualty (other than a Substantial Casualty), this Agreement shall nevertheless remain in full force and effect with no abatement of the consideration to be delivered to Contributor on account thereof and the Transactions shall be consummated as provided herein. In such event, any insurance proceeds or condemnation awards shall be applied and paid in the same manner and subject to the same provisions set forth above as are applicable in a case of a Substantial Casualty or a Substantial Taking as to which the Partnership has elected nevertheless to continue this Agreement in effect.

     9.2 Adjustment of Claims and Condemnation Proceedings. If a Taking or Casualty shall occur, Contributor shall initiate or cause to be initiated all actions required to adjust, compromise and collect the awards payable by the condemning authority or the proceeds payable under the applicable policy or policies of casualty insurance. Contributor shall permit the Partnership to participate with Contributor in the initiation of all such actions and, in any event, Contributor shall consult with, and keep the Partnership advised of, Contributor's progress in connection therewith. Contributor shall not agree to any settlement of the awards or insurance proceeds payable in connection with any such Taking or Casualty (or enter into any agreement in lieu of a Taking) without the Partnership's approval, which approval shall not be unreasonably withheld or delayed.

                                   ARTICLE X
                             Additional Covenants
                             --------------------

10.1 Indemnification.

          (a) Indemnification by Contributor. From and after the Closing, Contributor shall indemnify, defend and hold harmless the Partnership, its successors and assigns and their members, shareholders, partners, directors, officers, employees and agents (the "Indemnified Partnership Persons") from and against any claim, action, demand, loss, cost, expense, liability, penalty or damages, including, without limitation, reasonable attorneys' fees and expenses (a "Loss"), incurred or suffered by any Indemnified Partnership Person that results from, relates to or arises out of (i) the breach or inaccuracy of any representation or warranty made by Contributor in this Agreement or the Contributor Closing Documents, (ii) the breach or non-fulfillment by Contributor of any of the covenants or agreements of Contributor under this Agreement or the Contributor Closing Documents, (iii) the Contributor's Liabilities, or (iv) the operation or use of the Mall or the Property prior to the Closing Date (other than Losses that constitute, result from or arise out of the Assumed Liabilities or a breach of a representation, warranty or other covenant made by the General Partner or the Partnership herein or in the Closing Documents).

          (b) Indemnification by Partnership. From and after the Closing, the Partnership shall indemnify, defend and hold harmless Contributor and its constituent joint venturers and its successors and assigns and their partners, employees and agents (the "Indemnified Contributor Persons") from and against any Loss incurred or suffered by any Indemnified Contributor Person that results from, relates to, or arises out of (i) the breach or inaccuracy of any representation or warranty made by the Partnership in this Agreement or the Partnership Closing Documents, (ii) the breach or non-fulfillment by the Partnership of any of the covenants or agreements of the Partnership under this Agreement or the Partnership Closing Documents,
     (iii) the Assumed Liabilities, or (iv) the operation or use of the Property on or after the Closing (other than Losses that constitute, result from or arise out of the Contributor's Liabilities or a breach of a representation, warranty or other covenant made by Contributor herein or in the Closing Documents).

          (c) Indemnification by P&P. From and after the Closing, P&P shall indemnify, defend and hold harmless the Indemnified Partnership Persons from and against any Loss incurred or suffered by any Indemnified Partnership Person that results from, relates to or arises out of (i) the breach or inaccuracy of any representation or warranty made by P&P in this

     Agreement or the Contributor Closing Documents or (ii) the breach or non-fulfillment by P&P of any of the covenants or agreements of P&P under this Agreement or the Contributor Closing Documents.

          (d) Joint Cooperation. Upon obtaining knowledge of the institution of any action or proceeding or other event which could give rise to a claim for indemnity hereunder, the Person seeking indemnification shall promptly give written notice thereof (but no later than 15 days after being served with process in any litigation and 30 days after receiving any other written claim which may be the subject of indemnification hereunder) to the party from whom indemnification may be sought. If such claim or demand relates to a claim or demand asserted by a third party, the indemnifying party shall have the right, at its expense, to employ counsel to defend such claim or demand and the indemnified Person shall have the right, but not the obligation, to participate in the defense of any such claim or demand at its own cost; provided, however, that counsel to be utilized in defense of the matter by the indemnifying party shall be reasonably approved by the indemnified Person, and provided further that the indemnifying party shall not assume the defense for matters as to which there is a conflict of interest or separate and inconsistent defenses, in which case the indemnified Person will utilize counsel reasonably approved by the indemnifying party and the indemnifying party will reimburse the indemnified Person for any legal and other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action. The indemnified Person will not settle any claim or demand for which indemnity is sought hereunder without the indemnifying party's written consent (which consent shall not be unreasonably withheld or delayed), and the indemnifying party may settle such claim or demand with the written consent of the indemnified Person, which consent may not be unreasonably withheld or delayed so long as the indemnified Person receives an unconditional release. The indemnified Person shall make available to the indemnifying party all records and other materials reasonably required by it in contesting a claim or demand asserted by a third party against the indemnified Person and shall cooperate in the defense thereof. Notwithstanding anything to the contrary contained herein, a failure to provide written notice to the party from whom indemnification is sought within the time period specified above shall not preclude the other party's right to indemnification except to the extent the indemnifying party has been prejudiced by such failure.

     10.2 Conduct of Business Pending Closing. From the date hereof until the Closing and unless otherwise provided herein (including without limitation Sections 2.8 and 2.9), Contributor shall (a) use reasonable best efforts to maintain, for the benefit of the Partnership following the Closing, the goodwill of Tenants, prospective tenants of the Property, vendors of the Property and other parties having business relations with Contributor in respect of the Property; (b) pay its debts (or in good faith contest the same) and perform its obligations in respect of the Property as they become due; (c) maintain the Mall in good condition and repair, as such condition shall be altered by reason of Casualty, Taking and/or normal wear and tear; (d) without the express written consent of the Partnership, not
(i) enter into any new or additional Lease or ground lease, or extend, renew or modify, consent to any assignment of or sublease or other matter in respect of, or waive any material right under any Lease or the Ground Lease, other than renewals or extensions resulting from the exercise by a Tenant of a currently existing renewal or extension option, (ii) cancel or terminate the Ground Lease or any Lease or take any action to enforce any Lease which would have the effect of cancelling or terminating the same, (iii) enter into a new reciprocal easement or similar agreement in respect of the Property or amend or modify, consent to the assignment or any other matter in respect of or waive any material right under the Reciprocal Easement Agreement, (iv) make any alterations to the Mall or enter into any new contracts or extend or renew or cancel any Contract relating to capital expenditures in respect of the Property,
(v) enter into any other new contracts in respect of the Property or extend, renew or cancel, consent to the assignment or any other matter in respect of or waive any material right under any other Contract, except in the ordinary and usual course and business and in accordance with past practices and policies (provided any such new extended or renewed contracts must be terminable without penalty or payment on not more than 30 days' notice), (vi) sell, transfer, exchange, further encumber or grant interests (including easements) in the Property or any part thereof, (vii) extend, modify or amend any of the Existing Indebtedness Documents or borrow additional funds thereunder, (viii) hire any employees in respect of the Property, and (ix) otherwise take any action which could or would render inaccurate any of the representations or warranties made by Contributor in this Agreement; (e) not convert Contributor to, or permit any venturer of Contributor or any partner of any such venturer to become, a limited liability entity or otherwise to limit its liability as a venturer or general partner of Contributor or any of such venturers; and (f) otherwise operate the Mall in the ordinary course consistent with current practice. From the date hereof until the Closing or the earlier termination of this Agreement, Contributor shall not sell, transfer, exchange, encumber or grant any interest in the Property or any part thereof, permit the sale, transfer, exchange, further encumbrance or grant of any interest in the Property, or engage in negotiations or discussions with, or otherwise solicit or assist, any third party relating to the acquisition by such third party of the Property.

     10.3 Supplemental Disclosure. From the date hereof through Closing, Contributor and the Partnership shall have the continuing obligation to promptly supplement or amend the Schedules with respect to the representations and warranties made by each of them to reflect any matter hereafter arising or discovered which, if existing or known at the date hereof, would have been required to be set forth herein or described thereon (but no such supplementation shall relieve either party from liability for any breach of its representations and warranties as of the date made). Without limiting the foregoing, if any Leases or Contracts, or amendments thereto, are hereafter entered into, Contributor shall give the Partnership prompt written notice thereof and the appropriate exhibits or schedules hereto shall be updated and amended accordingly. In addition, if, at any time prior to the Closing Date, Contributor should learn of any information that is necessary to correct any statement that is or becomes incorrect in any material respect (based upon information, including financial information, supplied by or on behalf of Contributor) made in, or to provide material information omitted from, the Contributor Information or the Memorandum, or if Contributor obtains knowledge of any material event that requires disclosure in the Contributor Information or the Memorandum, Contributor shall promptly inform the Partnership and cooperate with the Partnership so that the Contributor and the Partnership may each prepare a supplement to the Contributor Information and Memorandum, respectively, if the responsible party deems that a supplement is necessary.

     10.4  [Intentionally Deleted]

     10.5 Cooperation. Contributor shall use reasonable best efforts to obtain a consent of the Parties to the Contracts marked with a "1" on Schedule 6.2(m), if any (the "Contract Party Consents"). The Partnership shall cooperate with Contributor in seeking to obtain all approvals, consents and estoppels of third parties required by this Agreement (but shall not be obligated to pay money or grant concessions therefor), including any Contract Party Consents, and shall furnish to Contributor or to any Party such information as to the Partnership, its capabilities, its experience in the ownership and management of real property and as to such other matters as Contributor or any Party shall reasonably request in connection therewith.

     10.6 Transfer and Other Taxes; Etc. The Partnership shall pay the real property transfer taxes, personal property sales taxes and recording fees, if any, imposed by the state, county or municipality as the result of the Transactions. Each of Contributor, on the one hand, and the Partnership, on the other hand, shall pay one-half of the costs of any escrow established in connection with the Closing of the Transactions. Each of Contributor, on the one hand, and the Partnership, on the other hand, shall pay the legal costs incurred by it in connection with the Transactions.

     10.7 Estoppel Certificates. Contributor shall request, and shall use reasonable best efforts to obtain from each Party to the Reciprocal Easement Agreement and each Tenant or other Party under a Lease an estoppel certificate, dated not more than thirty (30) days prior to the Closing Date, in form reasonably acceptable to the Partnership, and an estoppel certificate, dated not more than thirty (30) days prior to the Closing Date, from the Existing Lender in form reasonably satisfactory to the Partnership; provided, however, that if the Reciprocal Easement Agreement or any Lease shall, by its terms, prescribe the form or content of an estoppel certificate, Contributor only shall be required to attempt to obtain an estoppel certificate from the Party thereto in the form prescribed by the relevant document and containing only such information as is required to be delivered thereunder (the "Prescribed Form"). Contributor shall complete the missing information in such form estoppel certificates prior to sending them to Parties or the Existing Lender, as the case may be. The Partnership shall not be deemed to have approved any matters disclosed in the estoppel certificates delivered to the Partnership on or prior to the date hereof and no such disclosure shall constitute a waiver by the Partnership of any provision hereof. Notwithstanding anything to the contrary contained herein, Contributor shall have no liability hereunder for breaches of representations or warranties to the extent that the facts giving rise to such breach are disclosed in the Estoppels (but nothing contained in this sentence shall affect or limit Contributor's liability under this Agreement to the extent that such liability also arises under other provisions hereof).

     10.8 Record Retention. After the Closing, the Partnership shall provide Contributor with reasonable access to the Books and Records and, at Contributor's cost, copies of all or any portion thereof (and Contributor shall retain copies of such records as shall be necessary to enable it to comply with its obligations contained in the last sentence of Section 10.10). The Partnership shall retain the Books and Records until the fifth anniversary of the date hereof or notify Contributor of its desire to dispose of the Books and Records or any portion thereof and turn the Books and Records or such portion thereof over to Contributor if Contributor so requests.

     10.9 Publicity. In no event shall Contributor, on the one hand, or the Partnership, on the other hand, issue any press release or otherwise disclose any non-public information regarding this Agreement or the Transactions (including without limitation any information contained therein) unless the other party or parties have consented thereto in writing and to the form and substance of any such statement or disclosure (and Contributor and the Partnership agree not unreasonably to withhold or delay such consent); provided, however, that nothing herein shall be deemed to limit or impair in any way any party's ability to disclose the details of or information concerning this Agreement, the

Transactions or the Property to such party's attorneys, accountants or other advisors or to the extent such party reasonably deems necessary or desirable pursuant to any court or governmental order or applicable securities or other laws or regulations or financial reporting requirements, to obtain the Contract Party Consents, the consent of the Existing Lender, Estoppels or financing for the acquisition of the Property and to assess the Property in connection with the Partnership's due diligence examination (including without limitation contacting Tenants and other Parties). Further, the Partnership may disclose any information regarding this Agreement or the Transactions to its direct or indirect constituent partners or shareholders, as the case may be (and to counsel for such constituent partners and shareholders) and as otherwise necessary to comply with the terms of this Agreement. Any disclosure by a party's advisors or direct or indirect constituent partners or shareholders or their advisors shall be deemed a breach hereof by such party. If for any reason the Transaction is not consummated, each party promptly shall return to the other party all originals and copies of documents, reports and financial and other information relating to such other party and/or the Property which such other party has furnished to such party. The provisions of this Section 10.9 shall terminate upon the Closing.

     10.10 Assistance Following Closing. From and after the Closing, Contributor, at the Partnership's sole cost and expense, shall provide reasonable assistance to the Partnership in connection with the preparation of financial statements, securities filings and bills, the adjustment of losses and claims, the enforcement or settlement of any such claims or the operation of the Property. Without limiting the foregoing and upon the request of the Partnership from time to time, Contributor shall (a) subject to applicable law and contractual requirements, cause the lease and property management databases relating to the Mall to be loaded onto the computer systems of the Partnership or its designee or provide disks containing such databases on or prior to Closing, (b) promptly provide to the Partnership or confirm any information concerning Contributor or the Property or the operation thereof that the Partnership or the General Partner reasonably determines is necessary or desirable to be included in any registration statement or periodic report of the General Partner that is filed or to be filed under applicable securities law and
(c) promptly provide signed representation letters with respect to revenues and expenses relating to the Mall if required under GAAS to enable the Partnership's certified public accountants to render an opinion on the financial statements of the Partnership. Notwithstanding anything to the contrary contained herein, Contributor shall, at Contributor's sole cost and expense, (a) calculate and prepare (or cause to be calculated and prepared) Tenant invoices for Adjustable Tenant charges for any period ending prior to the Closing Date and (b) investigate, handle and, with the approval of the Partnership (which shall not be unreasonably withheld or delayed), settle all inquiries and disputes relating to such Adjustable Tenant Charges (but any and all amounts collected shall be paid to the Partnership and, to the extent provided in Article IV, remitted to Contributor.

     10.11 Further Assurances. Each of Contributor and the Partnership agree, at any time and from time to time after the Closing, to execute, acknowledge where appropriate and deliver such further instruments and other documents (and to bear its own costs and expenses incidental thereto) and to take such other actions as the other of them may reasonably request in order to carry out the intents and purposes of this Agreement; provided, however, that neither of Contributor nor the Partnership shall be obligated, pursuant to this Section 10.11, to incur any expense of a material nature and/or to incur any material obligations in addition to those set forth in or contemplated by this Agreement and/or the Closing Documents.

     10.12  Restrictions on Certain Dispositions of Real Property.

          (a) Without the written consent of Contributor, the Partnership shall not voluntarily sell or otherwise dispose of all or a portion of the Real Property prior to the fifth anniversary of the Closing Date (the "Fifth Anniversary Date") if such sale or disposition would be treated as a "sale" or "disposition" for federal income tax purposes or if gain would otherwise be recognized to Contributor as the result thereof.

          (b) The provisions of Section 10.12(a) shall not apply to (i) transactions, such as like-kind exchanges, which would not result in the recognition of income or gain to the Partnership for federal income tax purposes that would be allocable to Contributor by reason of the application of Section 704(c) or Section 737 of the Code (but, in the event of any disposition permitted by the preceding clause, the disposition of any carryover basis real property or other successor real property shall be subject to the provisions of this Section 10.12), (ii) the conveyance of the Real Property or any part thereof to any Person in connection with a bona fide foreclosure proceeding or deed in lieu thereof, (iii) the conveyance of all or a portion of the Real Property to a governmental authority in connection with an eminent domain proceeding or conveyance in lieu thereof or (iv) the grant of an easement or right-of-way for access, parking or utilities but not for substantial consideration. In addition, the provisions of Section 10.12(a) shall not apply to the sale, conveyance or disposition of the Real Property when, in the reasonable judgment of the Partnership, dire, immediate circumstances exist as to the business of the Partnership and the General Partner taken as a whole which require the disposition of the Real Property and similar measures are being taken with respect to other properties of the

     Partnership or its subsidiaries. If the Partnership shall have obtained and provided to the Contributor or its successors an unqualified opinion of counsel with respect to the determination of whether a particular transaction will result in income or gain for federal income tax purposes by Contributor or is treated as a sale or disposition of all or part of the Real Property for federal income tax purposes (although the Partnership shall not be required to do so), the determination set forth in such opinion shall be deemed conclusive for purposes of this Agreement. Any transaction prohibited pursuant to the provisions of Section 10.12(a) is hereinafter referred to as a "Prohibited Disposition."

     10.13  Debt Allocation; Etc.

          (a) The Partnership shall use commercially reasonable efforts to refinance the Existing Indebtedness with nonrecourse indebtedness provided that the cost and other terms thereof are not substantially less favorable than the cost and other terms of other available financing alternatives, including without limitation the use of internally generated funds.

          (b) In accordance with paragraph (3)(a) under the heading "Analysis" in Revenue Ruling 95-41, 1995-1 C.B. 32, "excess nonrecourse liabilities" of the Partnership shall be allocated among the partners of the Partnership by taking into account the share of Section 704(c) built-in gain of Contributor with respect to the Real Property to the extent such gain is not taken into account in making an allocation of nonrecourse liabilities to it under Treasury Regs. (S)1.752-3(a)(2). Therefore, the parties agree that the "excess nonrecourse liabilities" allocated to the Contributor will be an amount equal to (1) the total nonrecourse liabilities attributable to the contributed property reduced by (2) the first and second tier allocations pursuant to Rev. Rul. 95-41. This treatment shall not be binding on the Partnership in the event that the Internal Revenue Service (the "IRS") revokes, amends or modifies Rev. Rul. 95-41 or in the event that the IRS issues guidance which indicates that Rev. Rul. 95-41 cannot be interpreted consistently with this Section.

          (c) The Partnership shall notify Contributor prior to the repayment or refinancing of any Contributor Property Indebtedness that occurs on or before the tenth anniversary of the date hereof, which notice shall include a good faith estimate of the amount by which the amount of Partnership liabilities that Contributor may include in the tax basis of its Units pursuant to Section 1.752 of the Treasury Regulations shall be reduced as the result thereof.

          (d) In the event that any such repayment or refinancing or any other event occurs prior to the tenth anniversary of the Closing Date and reduces the amount of the Partnership liabilities that Contributor may include in the tax basis of its Units pursuant to Section 1.752 of the Treasury Regulations, the Partnership shall, upon receipt of written notice from Contributor, use commercially reasonable efforts to make provision for Contributor to guaranty one or more indebtednesses of the Partnership (but, except as provided in subsection (a) above, the Partnership shall not be obligated to incur additional indebtedness or retain the Existing Indebtedness or to permit such guaranties if such guaranties shall have a material adverse tax effect on the Partnership or the other partners thereof) so as to enable Contributor to increase its "economic risk of loss" (within the meaning of Section 1.752-2 of the Treasury Regulations) with respect to liabilities of the Partnership to the extent of such reduction but minimize the economic risk of such guaranties to Contributor to the extent practicable by guarantying the "bottom" portion. The amount of the "bottom" guaranties given by Contributor and others (whose obligations shall be pari passu) in respect of any indebtedness shall not exceed fifty percent of the fair market value of the collateral for that indebtedness at the time of such guaranty, as determined in good faith by the Partnership. To the extent that the amount to be "bottom" guaranteed exceeds fifty percent of the fair market value (as determined above) of the collateral for such indebtedness at the time of such guaranty, the Partnership shall make commercially reasonable efforts to allow Contributor to "bottom" guaranty one or more other indebtednesses of the Partnership upon the terms and subject to the limitations contained in the other sentences of this subsection (d). Any such guaranties shall be in form reasonably acceptable to Contributor and the Partnership.

          (e) The Partnership shall allocate the tax items arising from the ownership of the Real Property, including items of depreciation, amortization and gain or loss, using the "traditional method" provided in Treasury Regulation (S)1.704-3(b)(1). The parties hereto expressly agree and acknowledge that, notwithstanding anything to the contrary in the Partnership Agreement, Contributor will bear the tax detriments associated with any precontribution gain with respect to the Real Property to the extent and in the manner required by Treasury Regulation (S)1.704-3(b)(1), taking into account the "ceiling rule", and that the General Partner shall not specifically allocate any other tax items of the Partnership to "cure" for the effects of the ceiling rule as applied to the Real Property. The parties agree that the built-in gain with respect to the Property (as defined in Reg. (S)1.704-3(a)(3)(ii)) shall be determined in accordance with the provisions of Reg. (S)1.704-1(b)(2)(iv)(g)(3).

          (f) Not later than sixty days prior to the end of each calendar year (provided Contributor has submitted to the Partnership a written request not less than thirty days nor more than sixty days prior thereto), the Partnership shall provide written notice to Contributor of the Partnership's good faith estimate of the amount of liabilities that will be allocated to Contributor for such calendar year. If the Partnership acts in good faith in calculating such estimate and the estimate referred to in
     Section 10.13(c), the Partnership shall have no liability for mistakes in the calculation of such estimates.

     10.14 Delivery of Certain Information. The Partnership shall transmit to Contributor (a) all periodic reports or statements furnished to the public stockholders of the General Partner simultaneously with the transmission thereof to such public stockholders, (b) promptly following written request by Contributor or its successors or assigns, copies of all amendments to the Partnership Agreement and (c) promptly following written request by Contributor or its successors or assigns (but no more frequently than once each calendar year), a list of the names and addresses of all partners of the Partnership.

     10.15  Transfer of Units; Etc.

          (a) The Units issued pursuant hereto may be distributed to the venturers of Contributor or the partners of such venturers who are Qualified Investors (without the payment of consideration by such venturers or partners), and the General Partner shall acknowledge that such Persons are substituted limited partners of the Partnership. The Units may not otherwise be conveyed to any of such partners and no other Person may own any direct or indirect interest in Units through Contributor or any venturer of Contributor following Closing.

          (b) Except as provided in Section 10.15(a), the Units may not be sold, pledged or otherwise transferred prior to the first anniversary of the Closing Date.

          (c) There may be no more than 25 record owners at any time hereafter of the Units that are issued pursuant hereto and indirectly owned as of the Closing Date by Jordon Perlmutter or Samuel Primack, a member of the families of either of them, a trust for the benefit of any of the foregoing Persons or a Person controlled by one or more of the foregoing Persons.

     10.16 Employees. Following Closing, either the Partnership or GGMI may, in its discretion, offer to employ any or all Property employees (who Contributor shall cause to be terminated prior to Closing) on such terms as it deems advisable. Contributor shall pay or cause to be paid all amounts owing to all

Property employees through the Closing Date and accrued vacation pay through the Closing Date.

                                  ARTICLE XI
                                 Miscellaneous

        11.1 Survival. The representations, warranties and agreements of Contributor, P&P and the Partnership set forth herein and in the Closing Documents or an Estoppel for a Missing Tenant shall survive Closing indefinitely. Notwithstanding the foregoing, the representations and warranties of Contributor contained herein, in the Estoppels for a Missing Tenant and in other Closing Documents (other than the representations and warranties contained in Sections 6.2 (a), (b), (c) and (aa)-(ah) or that relate thereto), including the indemnification obligations of Contributor set forth in clause (i) of
Section 10.1(a) to the extent that they relate to such representations and warranties, shall survive Closing only until the eighteen month anniversary of the Closing Date except as to Losses of which written notice has been given prior to such anniversary date in accordance with Section 12.2 and the other provisions of this Agreement (but nothing contained in this sentence shall affect or limit Contributor's liability under this Agreement to the extent that such liability also arises under other indemnities and covenants contained herein or in the Closing Documents).

        11.2 Notices. Notices must be in writing and sent to the party to whom or to which such notice is being sent, by certified or registered mail, return receipt requested, commercial overnight delivery service or delivered by hand with receipt acknowledged in writing, as follows:

                (a)     To the Partnership:

                        55 West Monroe Street, Suite 3100
                        Chicago, Illinois  60603
                        Attention:  Matthew Bucksbaum

                        with a copy thereof to:

                        Neal, Gerber & Eisenberg
                        Two North LaSalle Street, Suite 2200
                        Chicago, Illinois  60602
                        Attention:  Marshall E. Eisenberg

                (b)     To Contributor:

                        1601 Blake Street-#600
                        Denver, Colorado 80202
                        Attention:  Jordon Perlmutter
                        with a copy to:

                        Silverman & Riley
                        1601 Blake Street-#310
                        Denver, Colorado 80202
                        Attention:  William Silverman

                        with a copy to:

                        Michael Cooper/Irving Hook
                        Cooper Investments
                        3515 S. Tamarac
                        Denver, Colorado   80237

                        with a copy to:

                        Samuel Primack
                        6825 East Tennessee Ave, #201
                        Denver, Colorado   80224

Except as otherwise set forth herein, all notices (a) shall be deemed given when received or, if mailed as described above with appropriate postage, after 5 business days and (b) may be given either by a party or by such party's attorneys. The cost of delivery shall be borne by the party delivering the notice.

        11.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute a single document when at least one counterpart has been executed and delivered by each party hereto. Facsimile signatures shall be deemed to be the equivalent of original signatures for purposes hereof.

        11.4 Amendments. Except as otherwise provided herein, this Agreement may not be changed, modified, supplemented or terminated, except by an instrument executed by the parties hereto.

        11.5 Waiver. Each party shall have the right, exercisable in its sole and absolute discretion, but under no circumstances shall be obligated, to waive or defer compliance by any other party with its obligations hereunder or to waive satisfaction of any conditions contained herein for its benefit. No waiver by any party of a breach of any covenant or a failure to satisfy any condition shall be deemed a waiver of any other or subsequent breach or failure to satisfy any other condition. All waivers of any term, breach or condition hereof must be in writing.

        11.6 Successors and Assigns. Subject to the provisions of Section 11.10, the terms, covenants, agreements, conditions, representations and warranties contained in this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

     11.7 Third Party Beneficiaries. The provisions of this Agreement are made for the benefit of the parties hereto and their respective successors in interest and assigns and are not intended for, and may not be enforced by, any other person or entity.

     11.8 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

     11.9 Governing Law. This Agreement has been made pursuant to and shall be governed by the laws of the State of Colorado (without regard to conflicts of law rules).

     11.10 Assignment. This Agreement may not be assigned or delegated by any party without the written consent of the other party except that the Partnership may assign this Agreement (or any rights hereunder) to an Affiliate of the Partnership, it being acknowledged and agreed by the Partnership that no such assignment shall relieve the Partnership of its obligations under this Agreement.

     11.11 Headings; Exhibits. The headings of the various Articles and Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

     11.12 Gender and Number. Words of any gender shall include the other gender and the neuter. Whenever the singular is used, the same shall include the plural wherever appropriate, and whenever the plural is used, the same also shall include the singular where appropriate.

     11.13 Entire Agreement; Construction. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior written or oral understandings and/or agreement among them with respect thereto, including without limitation that certain letter of intent dated December 24, 1997, between Contributor and the General Partner, as amended. Each party hereto hereby acknowledges that all parties hereto participated equally in the negotiation and drafting of this Agreement and that, accordingly, no court construing this Agreement shall construe it more stringently against one party than against the other.

     11.14 Costs of Enforcement. In the event that any action is brought by any party or parties to this Agreement or any Closing Document against any other party or parties to enforce rights under this Agreement or any Closing Document, the prevailing party's or parties' costs in such action, including reasonable attorneys' fees, shall be paid by the other party or parties. Any amounts owing hereunder or thereunder which are not paid when due shall bear interest at the per annum rate equal to the prime rate of First Chicago NBD N.A. (or any successor), as the same may change from time to time.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto (and P&P for purposes of binding itself under Section 6.2(aa) through (ag), Section 10.1(c) and Section 3.2(k)) on the date and year first above written.

CONTRIBUTOR:

SOUTHWEST PROPERTIES VENTURE,
a Colorado joint venture

By:     P&P SOUTHWEST PARTNERSHIP, a
        Colorado general partnership,
        which is a joint venturer of Southwest
        Properties Venture


        By:    /s/ Jordon Perlmutter
            ----------------------------
            Jordon Perlmutter
            Managing General Partner


        By:    /s/ Samuel Primack
            ----------------------------
            Samuel Primack
            Managing General Partner

By:     WADSWORTH PARTNERSHIP, a Colorado
        limited partnership, which is a joint
        venturer of Southwest Properties Venture

        By:     The Wadsworth Holding Partnership,
                a Colorado general partnership,
                which is the sole general partner
                of The Wadsworth Partnership

                By:     Cooper Investments, a Colorado
                        general partnership, which is a
                        general partner of The Wadsworth
                        Holding Partnership


                        By:    /s/ Michael Cooper
                            -------------------------
                            Michael Cooper
                            General Partner

P&P:

P&P SOUTHWEST PARTNERSHIP, a
Colorado general partnership

By:  /s/ Jordon Perlmutter
     -----------------------------------
     Jordon Perlmutter
     Managing General Partner

By:  /s/ Samuel Primack
     -----------------------------------
     Samuel Primack
     Managing General Partner

PARTNERSHIP:

GGP LIMITED PARTNERSHIP, a
Delaware limited partnership

By:  GENERAL GROWTH PROPERTIES, INC.,
     a Delaware corporation, its
     general partner


     By:  /s/ Joel Bayer
        --------------------------------
        Its: Senior Vice President
            ----------------------------